As filed with the Securities and Exchange Commission on February 2, 2015

Registration No. 333-200969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A

Amendment No. 2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NAC Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3990	87-0678927
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4720 Salisbury Road
Jacksonville, FL 32256
(904) 493-6496

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent Genovese
24484 Harbour View Drive
Ponte Vedra Beach, FL 32082

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

David E. Danovitch, Esq. Zachary D. Blumenthal, Esq. Avraham S. Adler, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, New York 10022 (212) 603-6300	Gregg E. Jaclin, Esq. Eric M. Stein, Esq. Szaferman Lakind Blumstein & Blader, P.C. 101 Grovers Mill Road, Suite 200 Lawrenceville, New Jersey (609) 275-0400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Common stock, $0.001 par value per share	$3,500,000		$406.70
Placement Agent’s Warrants to purchase Common Stock	0	(3)	0
Shares of Common Stock underlying Placement Agent’s Warrants	$210,000	(4)	$24.40
Total	$3,710,000		$431.10

(1)      This amount represents the proposed maximum offering price of the securities registered hereunder that may be sold by the registrant. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)      In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)      No registration fee required pursuant to Rule 457(g) under the Securities Act because the common stock underlying the Placement Agent’s Warrants are registered hereby.

(4)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 120% of the public offering price. Therefore the estimated proposed maximum aggregate offering price of the shares underlying the Placement Agent’s Warrants is $210,000 which is equal to 120% of $175,000 (5% of $3,500,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: FEBRUARY 2, 2015

10,000,000 Shares
Common Stock

NAC Global Technologies, Inc. is offering 10,000,000 shares of its common stock. Currently, our common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “NACG”. The last reported sale of our common stock on OTCBB on January 30, 2015 was $0.35 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

_____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

	Per Share	Total
Public offering price	$	$
Placement Agent Commissions(1)	$	$
Offering proceeds to us, before expenses	$	$

(1)      See “Plan of Distribution” beginning on page 54.

Alexander Capital, L.P., the placement agent, has agreed to act as our placement agent in connection with this offering and is arranging for the sale of shares of the common stock offered in this prospectus on a “reasonable best efforts” basis and we may not sell the entire amount of securities being offered pursuant to this prospectus. The placement agent is not required to sell any specific number or dollar amount of the shares of common stock offered by this prospectus, but will use its best efforts to sell all such shares of common stock up to the maximum of $3,500,000. We expect the offering to end on       , 2015, there are no minimum purchase requirements. The offering will close no later than 15 business days following the effectiveness of the registration statement. The shares being offered may be priced at a discount to the market price of our common stock, although as of the date hereof, there has been no definitive pricing of the securities. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of the offering. Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to pay the placement agent for out-of-pocket expenses related to the Offering. We have also agreed to issue the placement agent common stock purchase warrants equal to 5% of the aggregate number of shares of common stock sold in the Offering. Funds received will be held in escrow pending closing, and the offering will terminate on the earlier of the date on which all shares of common stock offered are sold, or       , 2015.

We may complete the offering even if we do not raise the entire maximum offering amount. The amount raised may be substantially less than the total maximum offering amount and any investor funds not placed in escrow may be used by the Company prior to the maximum offering being sold. If we are voluntarily or involuntarily placed into bankruptcy or receivership, any investor funds may be property of the estate and used for the benefit of creditors and not recoverable by the investors.

Delivery of the shares of common stock will be made to the purchasers on or about       , 2015, subject to customary closing conditions. The shares of common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York.

Placement Agent

Alexander Capital, L.P.

The date of this prospectus is              , 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
CAPITALIZATION	18
DILUTION	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS	29
DESCRIPTION OF BUSINESS	31
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	41
EXECUTIVE COMPENSATION	45
PRINCIPAL STOCKHOLDERS	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
DESCRIPTION OF SECURITIES	50
SHARES ELIGIBLE FOR FUTURE SALE	52
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS	53
PLAN OF DISTRIBUTION	54
LEGAL MATTERS	56
EXPERTS	56
WHERE YOU CAN FIND MORE INFORMATION	56
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized anyone to provide you with information that is additional or different. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

Information contained in, and that can be accessed through, our web site, www.nacglobaltechnologies.com, does not constitute part of this prospectus.

The NAC Global Technologies, Inc. logo is a trademark of NAC Global Technologies, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision. Certain statements in this summary are forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” All references to “we,” “us,” “our,” and the “Company” mean NAC Global Technologies, Inc.

Our Company

Business Overview

We are a development and manufacturing company. We manufacture and supply harmonic gearing technology (“HGT”), which is of key importance in the automation, robotics, and defense industries and is widely recognized as the premier gearing technology for precision motion control applications. We have one (1) operating subsidiary, NAC Drive Systems, Inc., and we are expanding our market reach into emerging clean energy and advanced robotic applications. Our corporate headquarters are located in Jacksonville, Florida, and we have manufacturing, and warehousing facilities in Port Jervis, New York.

Harmonics are critical drives to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, HGT is widely used in motion control applications where precision, long-life, compactness, and reliability are important features. We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated products, semi-conductor, and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of HGT will increase significantly into other industry segments over the next five (5) years. We believe that the use of HGT in wind turbines has the capability of being transformational to the industry by helping to resolve technical and reliability issues that have plagued the industry for decades. The global wind turbine gearbox market is expected to reach $8.1 billion by 2020 per PR Newswire (Source: Global Information Inc.). Additionally, we plan to expand into the health care market and we have an intellectual property pipeline in both the health care and energy segments. We believe that our health care initiative complements our defense related initiatives, specifically because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. We are also exploring how our energy technologies may offer military and emergency power solutions for lightweight, portable power generators. As we further implement our growth strategy, we plan to strategically introduce new products that will diversify our current HGT platform, with a particular focus on new clean energy technologies. In executing on that strategy, we are planning a second product line for an environmentally friendly, non-volatile fuel cell product suitable for use in aircraft, automotive, defense and portable power applications.

Business Opportunity

HGT in its most basic form, includes a flexible gear, elliptical ball bearing, and rigid outer spline. This design offers several advantageous properties that have made HGT useful in many applications. The Company believes that there are very high barriers to entry in the market, including proprietary designs and engineering, company history, product validation, customer access, metallurgical processing, work holding and tooling, vendor access, manufacturing know how, and quality and testing know how.

Our prime competitor in this market is Harmonic Drive Systems, Inc., a Japanese corporation (“HDS”), which commands a substantial market share in HGT in many of the more mature industry segments. We believe that our growth opportunity comes less from attacking HDS’ market share, but rather from building our own market share. We believe that the current focus on “Made in the USA” products in the defense and aerospace industries provides an ideal opportunity. We are also exploring introducing the precision and engineering discipline of HGT to new industries that may be able to utilize this technology. We believe emerging new applications in the U.S. automotive industry, which is also focused on buying and building American products for cam shaft phasing, variable pitch steering, and electric vehicle steering, may create an opportunity for this technology.

There are several intersecting factors that we believe will work in our favor as we execute on our business plan. First, we have received requests and formal letters of intent from a variety of enterprises that are seeking out the Company, as both a primary vendor and as an additional vendor, to secure their supply chains and to eliminate reliance on a single source for their HGT needs. The market for precision gearboxes is estimated to exceed $1.6 billion in 2013 per Plant Engineering Magazine (source: IMS Research ). Second, as miniaturization in new industry segments, including health care, becomes the norm, companies are looking to new manufacturers and suppliers to provide them with new, miniaturized product to include in their applications, machinery and appliances.

Our Corporate History and Background

NAC Drive Systems, Inc. (formerly NAC Harmonic Drive, Inc.), our operating subsidiary, was formed in 2007 with a lineage dating to 1968. An affiliated company of the Company is Conic Systems, Inc. (“Conic”), which was formed in 1968 and introduced harmonic gearing to the printing industry and invented the harmonic differential, harmonic differential electronic tension control system, and the patented right angle harmonic differential. Vincent Genovese, the Company’s President and Chief Executive Officer, is also President and Chief Executive Officer of Conic.

We entered the market by developing a relationship with Beijing CTKM Harmonic Drive Co. LTD (“CTKM”), a Chinese company that manufactures products for the China Space Program. We are the exclusive sales representative and distributor for CTKM throughout the world for the sale and distribution of CTKM’s harmonic drive gearing products and any other products that CTKM may offer for sale, except in the People’s Republic of China. We entered into a five-year manufacturing and global distribution agreement with CTKM that includes the sole right to sell products produced at that factory outside of China and the sole right to manufacture, via subcontracting, at that factory. The initial agreement was set to expire in October 2015. In October 2012, we entered into a new, longer-term agreement with CTKM that extends the term until 2022. The new agreement is for a period of ten (10) years with a 5-year cancellation notice. If the agreement is not terminated within five (5) years from the date of its execution, the term extends for an additional ten (10) years.

After two (2) years of product testing and engineering, we released drives into the market in August 2009. Today, the Company and Conic share facilities and equipment in Port Jervis, New York where small scale, specialized gearbox and electronic controls production are in place.

Conic was established in 1968 to bring harmonic differential gearboxes to the converting and printing markets. Overtime Conic developed closed loop tension control systems and tension transducers. Management believes that Conic developed an excellent reputation for having expertise in control of light materials in continuous web processing, and as a result, derived a significant portion of its income from the medical industry where light materials like gauze is prevalent. In addition to manufacturing harmonic gearboxes and controls, Conic designed and manufactured custom machinery, with a particular focus on the medical industry. Strategically in 1994, Conic chose to focus on building out its line of harmonic differentials and controls. It successfully introduced multiple harmonic gearbox product lines and tension control systems becoming the recognized industry leader in the printing industries.

In 2000, Conic operated as a consolidated subsidiary to Nireco Corporation, a publically traded company of Japan (“Nireco”), which held a twenty-five percent (25%) ownership interest in Conic. During such ownership, Nireco had significant influence on Conic’s activities.

Conic expanded sales of the Nireco line of industrial controls in North and South America and collaborated in engineering, product design and global market development planning. In 2004 Conic fully acquired Datatran Labs (“Datatran”), a co-located vendor. Conic and Datatran had collaborated since 1991 on electronic controls design that were integrated with Conic’s harmonic differential. In 2009, Conic repurchased the twenty-five percent (25%) ownership interest from Nireco and thereafter, neither company had any ownership interest in the other. Additionally, Conic retained distribution rights for portions of the NIRECO product line.

Since the acquisition from Nireco, Conic has been owned by Vincent Genovese, Conic’s Chief Executive Officer, and has operated on a parallel but legal stand-alone basis. Mr. Genovese is also Chief Executive Officer of the Company. Co-managed and located in the same place, the Company and Conic share resources including but not limited to personnel, plant and equipment, quality inspection, engineering, accounting and information system platforms. In the fourth quarter of 2010, our board decided to attempt to fully acquire Conic and merge the two companies in order to provide us with uninhibited access to Conic’s harmonic gearbox manufacturing expertise and equipment. However, the merger has not yet been consummated. A description of the terms and the status of the acquisition of Conic are described in “Certain Relationships and Related Transactions”.

Recent Developments

Acquisition of Operating Company

On April 29, 2014, we entered into a share exchange agreement (the “Exchange Agreement”) by and among (i) us, (ii) NAC Drive Systems, Inc. (formerly known as NAC Harmonic Drive, Inc.), a Delaware corporation (“NAC”), (iii) our former principal shareholders and (iv) the former shareholders of NAC (the “Former NAC Shareholders”). Pursuant to the terms of the Exchange Agreement the Former NAC Shareholders transferred to the Company all of the shares of NAC held by such shareholders in exchange for the issuance of 23,125,001 shares of our common stock (the “Share Exchange”). Following the Share Exchange, NAC became our wholly-owned subsidiary.

Private Placements

On April 29, 2014, we completed a private offering of $375,000 aggregate principal amount of 12% Convertible Promissory Notes by an institutional investor for total net proceeds to the Company of $365,00 after deducting placement agent fees and other expenses.

On September 9, 2014, October 3, 2014 and December 23, 2014, we completed private offerings of $150,000 aggregate principal amount of 15% Convertible Promissory Notes, as amended, and 150,000 shares of the Company’s common stock with accredited investors for total net proceeds to the Company of $132,000 after deducting placement agent fees and other expenses.

On October 20, 2014, and December 16, 2014, we completed private offerings of $93,000 aggregate principal amount of 8% Original Issue Discount Convertible Promissory Notes with accredited investors for total net proceeds to the Company of $70,000 after deducting placement agent fees and other expenses.

On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes and warrants to purchase shares of the Company’s common stock with accredited investors for total net proceeds to us of $91,000 after deducting placement agent fees and expenses.

The terms of the aforementioned private placements are further described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in this prospectus.

Summary of Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on  page 6. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our common stock. In particular, the following factors may have an adverse effect on our business, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

•       A prolonged downturn in the industries in which we operate or provide product to could adversely affect our business.

•       We may experience unanticipated start-up expenses and production delays in opening new facilities or product line transfers.

•       Our business and operations could be materially adversely affected due to our dependence on one key vendor.

•       We currently derive substantially all of our revenue from our HGT. If our technology concepts and the products derived therefrom do not continue to achieve market acceptance, our business, financial condition and results of operations would be adversely affected.

•       Some of our products are in development or have been recently introduced into the market and may not achieve market acceptance, which could limit our growth and adversely affect our business, financial condition and results of operations.

•       Currently, our sales are concentrated in a few customers, and if we lose or experience a significant reduction in sales to any of these key customers, or if any of these key customers experience a significant decline in market share, our revenues may decrease substantially.

•       If our pending patents, or our other intellectual property rights, do not adequately protect our technologies, we may lose market share to our competitors and be unable to operate our business profitably.

•       Our CEO controls our Company and Conic Systems, Inc. through his stock ownership. As a result, Mr. Genovese has the ability to control the terms under which we may acquire Conic Systems, Inc.

Corporate Information

Our principal executive offices are located at 4720 Salisbury Road, Jacksonville, FL 32256 and our telephone number is 904-493-6496. Our website address is www.nacglobaltechnologies.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this preliminary prospectus or the registration statement of which it forms a part. The information on our website is not part of this preliminary prospectus.

We are an “emerging growth company” as defined in the JOBS Act. We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

The Offering

Common stock offered by us	10,000,000 shares of common stock.
Common Stock outstanding after this offering	35,245,001 shares of common stock
Use of Proceeds

We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $3,070,000, based on an assumed public offering price of $0.35 per share, after deducting estimated placement agent fees and estimated offering expenses payable by us. We expect to use approximately (i) $1,500,000 of the net proceeds to expand our U.S. based production capability and (ii) $986,786 of the net proceeds from this offering to repay all of our outstanding convertible notes issued in private placements in conjunction with our share exchange and bridge financing. We expect to use the remaining net proceeds of this offering for general corporate purposes, including working capital, product development, marketing activities, expanding our internal sales organization and further developing sales channels, and other capital expenditures. In addition, we may use a portion of the net proceeds from this offering we receive for acquisitions of, or investments in, complementary businesses, products, technologies or other assets.

Dividend Policy	We do not anticipate paying any cash dividends on our common stock.
Risk Factors	There are significant risks involved in investing in the Company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 6.
OTCBB Symbol	NACG

The number of shares of our common stock outstanding after this offering is based on 25,245,001 shares of common stock outstanding as of January 30, 2015 and excludes:

•       1,250,000 shares of common stock issuable upon conversion of convertible debt at a conversion price of $0.30;

•       991,838 shares of common stock issuable upon conversion of convertible debt at a conversion price of $0.245;

•       218,000 shares of common stock issuable upon conversion of convertible debt of a conversion price of $0.50; and

•       21,800 shares of common stock issuable upon exercise of warrants at an exercise price of $0.63.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

A prolonged downturn in the industries in which we operate or provide product to could adversely affect our business.

Several of the industries in which we operate are cyclical in nature and therefore are affected by factors beyond our control. A prolonged downturn in, among other industries, the aerospace and defense, process instrumentation or electric motor markets industries could have an adverse effect on our business, financial condition and results of operations.

We may experience unanticipated start-up expenses and production delays in opening new facilities or product line transfers.

Certain of our businesses are relocating or have recently relocated manufacturing operations to low-cost locales. Unanticipated start-up expenses and production delays in opening new facilities or completing product line transfers, as well as possible underutilization of our existing facilities, could result in production inefficiencies, which would adversely affect our business and operations.

Our business and operations could be materially adversely affected due to our dependence on one key vendor.

The Company is highly dependent on one key vendor, namely CTKM Beijing Harmonic Drive, LTD. (“CTKM”) of Beijing, China. In the event that CTKM were to cease supplying us with gearing component sets, it would be difficult to find an alternate source of supply and know-how within a reasonable period of time given the unique and specialized nature of the product and services being provided to us by CTKM. Our business, results of operations and financial condition could be materially adversely affected by the loss of the relationship with CTKM, as it would take a significant amount of time to replace this relationship with uncertain results.

Our international sales and operations may be adversely impacted by compliance with export laws.

We are required to comply with various import, export, export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons, including in certain cases dealings with or between our employees and subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies, and in other circumstances, we may be required to obtain an export license before exporting a controlled item. In addition, failure to comply with any of these regulations could result in civil and criminal and monetary and non-monetary penalties, disruptions to our business, limitations on our ability to import and export products and services and damage to our reputation.

If we are unable to develop new products on a timely basis, it could adversely affect our business and prospects.

We believe that our future success depends, in part, on our ability to develop, on a timely basis, technologically advanced products that meet or exceed appropriate industry standards. Maintaining such advantages will require our continued investing in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to make such investments, that we will be able to make the technological advances necessary to maintain such competitive advantages or that we can recover significant research and development expenses. There is no assurance that we will be able to protect our products from becoming technologically obsolete or that we will be able to develop and successfully market new products.

We currently derive substantially all of our revenue from our HGT. If our technology concepts and the products derived therefrom do not continue to achieve market acceptance, our business, financial condition and results of operations would be adversely affected.

We are dependent upon the success and market acceptance of our HGT, which in its most basic form includes an elliptical ball bearing, flexible gear, and rigid outer spline. Currently, our primary product offerings are based on a design which we believe contains positive attributes in the areas of efficiency, torque, noise, accuracy, weight, size, reliability, wear, and ease of assembly. Continued market acceptance of products incorporating our design will depend upon our ability to continue to provide evidence to our customer base that our products are cost-effective and offer significantly improved performance compared to conventional technologies, which are basically standard planetary gearheads. If existing or prospective customers do not find our platform to be cost-effective, safe or more accurate or reliable than competitive options, they may not buy our products in sufficient quantities to enable us to be profitable. If we are unable to achieve additional market acceptance of our core technology or products incorporating our unique HGT platform, we will not generate significant revenue growth from the sale of our products.

Some of our products are in development or have been recently introduced into the market and may not achieve market acceptance, which could limit our growth and adversely affect our business, financial condition and results of operations.

Several of our technology products are new to the marketplace and we do not know to what degree the market will accept these products, if at all. Even if our customers recognize the benefits of our products, we cannot assure you that our customers will purchase them in quantities sufficient for us to be profitable or successful. We will need to invest in significant sales and marketing resources to achieve market acceptance of these products with no assurance of success. The degree of market acceptance of these products will depend on a number of factors, including: perceived advantages of our products and their sales prices; perceived safety and effectiveness of our products; and introduction and acceptance of competing products or technologies.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with new products or alternative technologies developed by others, we could lose revenue opportunities and customers, and our ability to grow our business would be impaired.

The industry segment that includes companies specializing in gearing and HGT drives is small and consists primarily of large, diversified multinational conglomerates. Many of our competitors have substantially greater capital resources, larger customer bases, and larger sales forces than ours, and have established stronger reputations with target customers. We face substantial competition from companies developing products that compete with our HGT platform.

Our industry is characterized by continued and sustained product development and technological advances, which places our products at risk of obsolescence. Our long-term success depends upon the development and successful commercialization of new products, new or improved technologies and additional applications for our technology. The research and development process is time-consuming and costly and may not result in products or applications that we can successfully commercialize. If we do not successfully adapt our products and applications both within and outside these measurements, we could lose revenue opportunities and customers. Furthermore, one or more of our competitors may develop products that are substantially equivalent to or superior to our HGT-based products. Competition could result in reductions in the price of our products, fewer orders for our products, a reduction of our gross margins and a loss of our market share.

If we lose the services of our key personnel, or if we are unable to attract and retain other key personnel, we may not be able to manage our operations or meet our growth objectives.

We are highly dependent on our senior management, especially Vincent Genovese, our Chief Executive Officer, and other key officers. Our success will depend on our ability to retain our current management, and to attract and retain qualified personnel in the future, many of whom are or will be considered as being highly skilled personnel. Competition for highly skilled senior management, engineers and sales personnel is intense and we may not be able to retain our personnel for a variety of reasons, including our size and ability to compensate our employees to the level of compensation being offered by our competitors. Except for our Chief Executive Officer, we currently do not have employment agreements in place with any of our key personnel and there is no assurance that we will be able to enter into mutually satisfactory employment agreements with our key personnel or even if we are able to enter into such agreements, that they will incentivize those individuals to remain employed with the Company for a sustained period of time. The loss of the services of members of our key personnel could prevent the implementation and completion of our objectives, including the development and introduction of our products.

The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our business, financial condition and results of operations.

We derive a significant portion of our net sales from international operations, and our forecasts assume continued growth in internationally sourced revenue of approximately 15% to 20% of total revenues. The, production, sale, and/or shipping of our products across international borders, as well as the purchase of materials and components from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and we could be exposed to potentially significant penalties for non-compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping, manufacturing and sales activities. Any material decrease in our international sales and related activities would adversely affect our business, financial condition and results of operations.

In addition, our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include, but are not limited to:

•       the imposition of additional U.S. and foreign governmental controls or regulations;

•       the imposition of costly and lengthy new export licensing requirements;

•       changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•       the imposition of new trade restrictions;

•       the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•       scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•       pricing pressure that we may experience internationally;

•       laws and business practices favoring local companies;

•       longer payment cycles; and

•       difficulties in enforcing or defending intellectual property rights.

In addition, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could subject us to cash and non-cash penalties, disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, financial condition and results of operations.

We currently manufacture our products at two locations and any disruption in or expansion of our manufacturing operations could adversely affect our business, financial condition and results of operations.

We rely on our manufacturing facilities in New York, and via contracted manufacturing, in the Peoples Republic of China. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial time to repair. Our facilities may be affected by natural or man-made disasters. In the event that one of our facilities is affected by a natural or man-made disaster, we would be forced to rely on third-party manufacturers if we could not shift production to our other manufacturing facility. Our insurance for damage to our property and the disruption of our business from casualties may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. If we are forced to seek alternative facilities, or if we voluntarily expand one or more of our manufacturing operations to new locations, we may incur additional transition costs and we may experience a disruption in the supply of our products until the new facilities are available and operating. Any disruption or delay at our manufacturing facilities and any expansion of our operations to additional locations could create operational hurdles and have an adverse impact on our ability to produce sufficient inventory of our products or may require us to incur additional expenses in order to produce sufficient inventory. In addition, any disruption, delay, transition or expansion of our manufacturing operations could impair our ability to meet the demand of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business, financial condition and results of operations.

Our suppliers may not supply us with a sufficient amount of materials and components or materials and components of adequate quality.

We depend on sole or limited source suppliers for key materials and components of our products, and if we are unable to obtain these components on a timely basis, we will not be able timely to deliver our products to customers or otherwise fill orders or commitments on a timely basis. Also, we cannot guarantee that any of the materials or components that we purchase, if available at all, will be of adequate quality. From time to time, there are industry-wide shortages of several materials that we use in our products. We may experience delays in production of our products if we fail to identify alternate vendors for materials and components, or any parts supply is interrupted or reduced or there is a significant increase in production costs, each of which could adversely affect our business, financial condition and results of operations.

Currently, our sales are concentrated in a few customers, and if we lose or experience a significant reduction in sales to any of these key customers, or if any of these key customers experience a significant decline in market share, our revenues may decrease substantially.

We receive a significant amount of our revenues from a limited number of customers. Revenue from two (2) of our customers amounted to $147,420 and $191,223, which represented 49% of our revenue for the year ended December 31, 2013, while one (1) customer generated revenue of $103, 356, which represented 17% of our revenue for the year ended December 31, 2012. Additionally, these top customers accounted for 17% and 21% of the Company’s accounts receivable balance at December 31, 2013 and 2012, respectively.

The loss of any of these customers or a significant reduction in sales we make to them would likely harm our financial condition and results of operations. Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of customers, as well as the ability of these customers to sell products that incorporate our products. In the future, these customers may decide not to purchase our products at all, purchase fewer products than they did in the past, or alter their purchasing patterns in some other way.

As an emerging growth company as defined in the JOBS Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company as defined in the JOBS Act. We have in this prospectus utilized, and we plan in future filings with the SEC to continue to utilize, the modified disclosure requirements available to emerging growth companies, including reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a nonbinding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional testing of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, material weaknesses may have been identified. For so long as we qualify as an “emerging growth company” under the JOBS Act, which may be up to five years following this offering, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not otherwise identify in a timely manner or at all as a result of the deferred implementation of this additional level of review.

If our pending patents, or our other intellectual property rights, do not adequately protect our technologies, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We currently have pending patent applications and we rely on trade secrets, and nondisclosure, confidentiality and other contractual arrangements to protect our technology and rights. Currently, we do not rely on copyright and/or trademark laws to protect our intellectual property. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain any competitive advantage. In addition, we cannot be assured that any of our pending patent applications will result in the issuance of a patent to us or that we will have the financial or operational resources successfully to prosecute these patents. The U.S. Patent and Trademark Office, or “PTO”, may deny or require significant narrowing of claims in our pending or future patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. Our pending patent applications may be challenged which could limit our ability to stop competitors from marketing related technologies. There can also be no assurance that competitors will not be able to design around any patents that may be issued to us in the future. In addition, we rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.

We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees, our partners, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. We currently do not utilize any registered or common law trademarks to protect or brand the name of any of our products.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Companies in industries that rely heavily on intellectual property rights have used intellectual property litigation to gain a competitive advantage in the marketplace. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not publicly-available information, or claimed trademark rights that have not been revealed through our availability searches. In addition, some of our key personnel were previously employed at other engineering companies that produce products or components similar to ours. We may be subject to claims that our employees have disclosed, or that we have used, trade secrets or other proprietary information of our employees’ former employers. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement against us, even those without merit, could:

•       increase the cost of our products;

•       be expensive and time consuming to defend;

•       result in us being required to pay significant damages to third parties;

•       force us to cease making or selling products that incorporate the challenged intellectual property;

•       require us to redesign, reengineer or rebrand our products, product candidates and technologies;

•       require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property on terms that may not be favorable or acceptable to us;

•       require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification for intellectual property infringement claims;

•       divert the attention of our management and other key employees;

•       result in our customers or potential customers deferring or limiting their purchase or use of the affected products impacted by the claims until the claims are resolved; and

•       otherwise have a material adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

We have a limited operating history and limited capital, and as such, cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not yet established sufficient revenues or operations to provide long-term financial stability. There can be no assurance that the Company can realize its plans on the projected timetable in order to reach sustainable or profitable operations. Any material deviation from the Company’s current plan could require that the Company seek additional capital. There can be no assurance that such capital will be available, or if available, available on reasonable terms.

Investment in an “emerging growth company” (as defined in the JOBS Act) such as the Company is inherently subject to many risks, and an investor should be prepared to withstand a complete loss of its investment. The Company, as a consolidated entity, only has a limited operating history upon which investors may base an evaluation of its performance; therefore, it is still subject to all of the risks incident to the creation and development of a new business.

No liquid market currently exists for our common stock, and an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the common stock you purchase.

Our common stock is currently quoted on the OTCBB and there can be no assurance that there will be an active market for our shares of common stock either now or in the future. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The public offering price for the shares of common stock will be determined by negotiations between us and the underwriter and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to the shares of common stock of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of common stock of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock are, compared to the shares of common stock of such larger, more established companies, sporadically and thinly traded. As a consequence, the trading of relatively small quantities of shares of common stock by our shareholders may disproportionately influence the price of those shares of common stock in either direction. The price for our shares of common stock could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts than would be the case with the common stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.

If we do not obtain additional financing, we will not be able to conduct our business operations and achieve our business objectives.

Our independent registered public accounting firm has expressed substantial doubt concerning our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise substantial additional capital or financing. The Company plans on obtaining such substantial additional capital or financing in order to implement its business objectives. There can be no assurances that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be available on terms acceptable to the Company. In the event that the Company’s operations do not generate sufficient cash flow, or the Company cannot acquire additional funds if and when needed, the Company may be forced to curtail or cease its activities which would likely result in the loss to investors of all or a significant portion of their investments, or will result in harm to the Company’s ongoing business operations.

Potential fluctuations in operating results may affect meaningful indications of future performance.

Significant annual and quarterly fluctuations in the Company’s results of operations may be caused by, among other factors, the volume of revenues generated by the Company, the timing of new product or service announcements and releases by the Company and its competitors in the marketplace, and general economic conditions.

There can be no assurances that the level of revenues and profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other periods, including comparable fiscal periods. The Company’s expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

Risk of accelerated growth could place a significant strain on the Company’s management and its operational and financial resources.

The Company expects to expand its operations by increasing its sales and marketing efforts, research and development activities, and escalating its services. The anticipated growth could place a significant strain on the Company’s management and its operational and financial resources. Effective management of the anticipated growth will require expanding the Company’s management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel. However, there can be no assurances that these or other measures implemented by the Company will effectively increase the Company’s capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Moreover, management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on the Company’s operations.

We cannot offer any assurances that we will generate sufficient funds to finance any required investments.

The Company has invested, and intends to continue to invest, in facilities and equipment in order to increase, expand or update its capabilities and facilities. Changes in technology or sales growth beyond currently established production capabilities will require further investment. However, there can be no assurances that the Company will generate sufficient funds from operations to finance any required investment or that other sources of funding will be available. Additionally, there can be no guarantees that any future expansion will not negatively affect earnings.

Future issuance of our common stock could dilute the interests of existing shareholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our shareholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement, could have an adverse effect on the market price of our common stock.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on equity investment.

To date, we have paid no cash dividends on our common stock. For the foreseeable future, earnings generated from our operations will be retained for use in our business and not used to pay dividends.

The application of the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules to our common stock could limit trading activity in the market, and our shareholders may find it more difficult to sell their common stock.

It is expected that our common stock will be trading at less than $5.00 per share and is therefore subject to the SEC penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience of our management team as officers of publicly-traded companies may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.

We will incur increased costs as a public company which may affect our profitability.

Until April 29, 2014, NAC Drive Systems, Inc. operated as a private company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. Compliance with these rules and regulations will significantly increase our legal and financial compliance costs and some activities will become more time-consuming and costly. Management may need to increase compensation for senior executive officers, engage additional senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

In the event a market develops for our common stock, the market price of our common stock may be volatile.

In the event a market develops for our common stock, the market price of our common stock may be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Because our directors and executive officers are among our largest shareholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those interests of purchasers of common stock in this offering.

Our directors and executive officers will own or control a significant percentage of the common stock following this offering. Currently, our directors and executive officers own or control 90.1% of the issued and outstanding common stock. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how the Company’s other shareholders, including purchasers in this offering, may vote, including the following actions:

•       to elect or defeat the election of our directors;

•       to amend or prevent amendment of our Certificate of Incorporation or By-laws;

•       to effect or prevent a merger, sale of assets or other corporate transaction; and

•       to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our CEO controls our Company and Conic Systems, Inc. (“Conic”) through his stock ownership. As a result, Mr. Genovese has the ability to control the terms under which we may acquire Conic.

Our Chief Executive Officer, Mr. Genovese, is also our controlling shareholder. He is also the controlling shareholder of Conic. The agreement we have to acquire 100% of the issued and outstanding shares of common stock of Conic is deemed to be an agreement with an interested party as defined under Item 404 of Regulation S-K. See “Certain Relationships and Related Transactions.” As a result of Mr. Genovese’s control over each of us and Conic, there is a risk that he has the ability to control the terms under which we acquire Conic, including the timing, structure, and price of such acquisition. Such terms may not be in the best interests of our other shareholders and may favor the interests of Mr. Genovese over that of our Company and other shareholders. Further, the cash that was used to fund the deposit of $63,800 for the shares of common stock of Conic represents significant liquidity or resources that are not being used to fund our current business and such amount is being held by Mr. Genovese as a deposit towards the purchase price of Conic even though we have no current plans or ability to consummate the acquisition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock offered by us will be approximately $3,070,000, based on an assumed public offering price of $0.35 per share, and after deducting placement agent commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization, financial flexibility, expand our U.S. based production capability and visibility in the marketplace. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of this offering. We currently intend to use approximately (a) $1,500,000 of our net proceeds for expansion of our U.S. manufacturing and engineering capabilities and (b) $986,786 of our net proceeds to repay principal amount of indebtedness, together with any prepayment premiums and accrued interest, issued in conjunction with our previous financings, specifically (i) $375,000 principal amount of the 12% Convertible Notes, which notes are due April 29, 2015, and whose original proceeds we used for the funding of the Share Exchange and general working capital, (ii) $150,000 principal amount of the 15% Convertible Notes, which notes are due a year from the respective issuance in September 2015, October 2015 and December 2015, and whose original proceeds we used for general working capital, (iii) $93,000 principal amount of the 8% Convertible Notes, which notes are due a year from the respective issuance in October 2015 and December 2015, and whose original proceeds we used for general working capital, and (iv), $109,000 principal amount of the January 2015 12% Convertible Notes, which notes are due January 8, 2016, and whose original proceeds we used for general working capital. . We currently intend to use the remaining net proceeds to us from this offering, together with existing cash, primarily for general corporate purposes, including working capital, product development, marketing activities, expanding our internal sales organization and further developing sales channels, and other capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, businesses, products, technologies or other assets that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. The terms of the 12% Convertible Notes, 15% Convertible Notes, 8% Convertible Notes and January 2015 12% Convertible Notes are more fully described in “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in this prospectus. To the extent the holders of any of the 12% Convertible Notes, 15% Convertible Notes, 8% Convertible Notes and January 2015 12% Convertible Notes choose to convert their notes into shares of our common stock rather than be redeemed, we will use the offering proceeds we otherwise would have used for such redemption for general corporate purposes.

However, given that there is no minimum offering size, it is possible that we will receive significantly less proceeds than the expected proceeds of $3,500,000. The following is a table that shows the use of proceeds based on the amount of funds we expect to receive on a sliding scale as a percentage of the total offering amount.

	25%	50%	75%	100%

Use of Proceeds	$875,000	$1,750,000	$2,625,000	$3,500,000
Expenses associated with the offering (including Commissions)	$220,000	$290,000	$360,000	$430,000
Expansion of U.S. production capability	$375,000	$750,000	$1,125,000	$1,500,000
Repayment of 12% Convertible Notes	$0	$0	$525,000	$525,000
Repayment of 15% Convertible Notes	$0	$0	$0	$181,125
Repayment of 8% Convertible Notes	$128,061	$128,061	$128,061	$128,061
Repayment of January 2015 12% Convertible Notes	$0	$0	$0	$152,600
General working capital purposes	$151,939	$581,939	$486,939	$583,214

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•       on an actual basis;

•       on an as adjusted basis to give effect to the sale of 10,000,000 shares of the common stock we are offering based upon an assumed public offering price of $ 0.35 per share, the closing price of our common stock as listed on the OTC Bulletin Board on January 30, 2015, and after deducting placement agency commissions and approximately $185,000 in other estimated offering expenses payable by us. The as adjusted column assumes no exercise by the underwriter of their over-allotment option.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public price. You should read this table together with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the related notes, which appear elsewhere in this prospectus.

	As of September 30, 2014 (Unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$11,249	$3,081,249
Current liabilities	2,442,626	2,442,626
Long-term debt – related party	3,318	3,318
Total liabilities	2,445,944	2,445,944
Stockholders’ Equity
Common stock: 150,000,000 shares authorized, 25,108,751 shares issued and outstanding; 150,000,000 shares authorized, 35,108,751 shares issued and outstanding, as adjusted	25,109	35,109
Additional paid in capital	537,652	3,597,652
Accumulated deficit	(2,635,188)	(2,635,188)
Total stockholders’ equity (deficit)	(2,072,427)	997,573
Total capitalization	$373,517	$3,443,517

DILUTION

The net tangible book value of our common stock as of September 30, 2014, was $(2,072,427), or approximately $(0.08) per share based upon 25,108,751 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 10,000,000 shares of the common stock we are offering at an assumed combined public offering price of $0.35 per share, the closing price of our common stock on the OTC Bulletin Board on January 30, 2015, and after deducting placement agency commissions and estimated offering expenses of approximately $430,000, our as adjusted net tangible book value as of September 30, 2014 would have been $997,573 or $0.03 per share.

If you participate in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock immediately after completion after this offering. This represents an immediate increase in as adjusted net tangible book value of $0.11 per share to our existing stockholders and an immediate dilution of $(0.32) per share to investors participating in this offering.

However, given that there is no minimum offering size, it is possible that we will receive significantly less proceeds than the expected proceeds of $3,500,000.

The following table illustrates this dilution on a per share basis to new investors based on the amount of funds we expect to receive on a sliding scale as a percentage of the total offering amount:

Offering Level	$875,000 (25% of the maximum offering)	$1,750,000 (50% of the maximum offering)	$2,625,000 (75% of the maximum offering)	$3,500,000 (100% of the maximum offering)

Assumed public offering price per share	$0.35	$0.35	$0.35	$0.35
Net tangible book value per share as of September 30, 2014 before giving effect to this offering	$(0.08)	$(0.08)	$(0.08)	$(0.08)
Increase in as adjusted net tangible book value per share attributed to new investors purchasing shares of common stock from us in this offering	$0.03	$0.06	$0.09	$0.11
As adjusted net tangible book value per share after giving effect to this offering	$(0.05)	$(0.02)	$0.01	$0.03
Dilution in as adjusted net tangible book value per share to new investors in this offering	$(0.40)	$(0.37)	$(0.34)	$(0.32)

Each $0.10 increase (decrease) in the assumed combined public offering price of $0.35 per share would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $0.03 per share and the dilution to new investors by $0.07 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent commissions.

The table below summarizes as of September 30, 2014, on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing shares of our common stock in this offering at an assumed combined public offering price of $0.35 per share, the closing price of our common stock on the OTC Bulletin Board on January 30, 2015, as well as raising the maximum offering amount, before deducting estimated placement agent commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	25,108,751	71.5%	$5,282,667	60%	$0.21
New investors	10,000,000	28.5%	$3,500,000	40%	$0.35

Total	35,108,751	100%	$8,782,667	100%	$0.25

The total number of shares of our common stock reflected in the discussion and tables above is based on 25,108,751 shares of our common stock outstanding, as of September 30, 2014, and excludes:

•       exercise of any options, warrants or conversion rights outstanding as of September 30, 2014; and

•       any securities, options, warrants or conversion rights issued subsequent to September 30, 2014.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012 should be read in conjunction with our financial statements and the notes to those financial statements that are contained in this prospectus.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Description of Business” sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a manufacturer and supplier of harmonic gearing technology (“HGT”) for precision motion control applications. HGT is a critical drive to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, HGT is widely used in motion control applications where precision, long-life, compactness, and reliability are important features. We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotics, printing, corrugated products, semi-conductor and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of HGT will increase significantly into other industry segments over the next five years. To that end, we have filed for patent protection in the United States and internationally on the use of HGT in turbine applications for the renewable energy industry. We believe that the use of HGT in wind turbines has the capability of being transformational to the industry by helping to resolve technical and reliability issues that have plagued the industry for decades.

Additionally, we plan to expand into the health care market. Current sales into the health care segment have been in computerized physical therapy machine applications. We believe that this health care initiative complements our defense related initiatives, specifically, because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. We are also exploring how our turbine technology may offer military and emergency power solutions for lightweight, portable power generators.

We are an emerging growth company as defined in the JOBS Act. The Company has succeeded in winning key accounts that have validated our brand and have provided recurring revenues. In the years 2012 and 2013, we have continued to expand our product lines, customer base, and global market penetration while positioning the company to meet its growth potential. In 2013, our efforts shifted from product sales and validation to expansion planning and aligning the necessary funding for expansion. While our market penetration remains small, global customer inquiries continue to grow. Resource capacity including engineering, sales, and production are currently limiting our growth. In 2012, the Company began a capital raise to fund expansion, and we are preparing operational plans for growth to $75 million in revenues in the existing market within 60 months. At this early stage of our development, expenses are exceeding our gross margin, and many of the customer projects we are currently involved in are not expected to generate significant revenues within 12 months. Net losses were ($133,486) in 2012 and ($415,963) in 2013. The Company plans to continue investing in product line expansion to meet customer demand and to expand our sales, engineering, and production capabilities. Additionally, research and development investment is planned that may improve our current market position and establish the Company in a first mover position in emerging multi-billion dollar markets. We are focusing on disciplined, business plan execution to fund and manage growth, minimize risk, and deliver value to our shareholders.

Recent Events

In the nine months ended September 30, 2014 the Company has continued to execute on its growth plan and has concluded a major milestone of bringing its shares to the public market via the acquisition of a public shell company in April 2014. The acquisition was funded via a $375,000 convertible loan from an institutional investor that provided $275,000 for the shell acquisition and working capital for the Company.

Following the acquisition, the Company furthered preparation for a planned registered public offering and expansion. In July 2014 the Company changed its name and ticker symbol to align them with the business. The new name is NAC Global Technologies, Inc. and the Company’s common stock is trading on the Over-the-Counter Bulletin Board under the symbol NACG.

While year-over-year revenues have decreased, management believes that such decrease is a short-term result of shifting its limited resources from sales to preparing the Company for sustained long-term growth, and, although there is no guarantee, management expects that trend to reverse. Although the Company is currently operating without full time sales people, it continues to expand its market reach and customer base. Notably, the Company recently announced new customer applications of its platform harmonic gearing technology with a Bangalore based robot manufacturer, an international supplier of precision security and surveillance systems, and a high profile exoskeleton mobility system. The Company is actively quoting and arranging testing of its drives in additional high volume robot and automation applications and has a letter of intent in place with a premiere, multi-national defense contractor. We anticipate executing on these opportunities in the coming year.

Within our harmonic gearing technology (HGT) we added several new versions of gearheads and components to our standard line and expect to continue to expand our standard HGT product line offering.

As we further implement our growth strategy, we plan to strategically introduce, through development and acquisition, new products that will diversify our current platform of harmonic gearing, with a particular focus on new clean energy technologies. In executing on that strategy, the Company is planning a second product line. The new product plan is for an environmentally friendly, non-volatile fuels cells product, suitable for use in aircraft, automotive, defense and portable power applications. We do not expect to generate any revenues from this second product line or from fuel cells in the next twelve (12) to twenty-four (24) months. This initiative is still in an early stage. Lab testing and demonstration have been completed, and the technology is now ready for prototype production engineering to be followed by customer BETA testing.

Results of Operations

Comparison of Three Months Ended September 30, 2014 and September 30, 2013

Revenues

Sales revenues for the three months ended September 30, 2014 totaled $118,944 as compared to $83,848 for the three months ended September 30, 2013. NAC Drive Systems, Inc., our wholly-owned operating subsidiary, generated all of our revenues via harmonic gearing product sales. The increase can be attributed to increased demand from the medical and digital printing market segments.

Cost of Goods — Gross Margin

Gross margin was 36% for the three months ended September 30, 2014 as compared to 10% for the three months ended September 30, 2013. The increase is a result of a change in product mix and increased pricing. While margins increased, management considers 36% gross margin low. Gross margins are expected to improve as revenues increase due to the economies of scale and reduced concentrations.

Operating Expenses

Operating expenses for the three months ended September 30, 2014 totaled $419,813, compared to $89,375 for the three months ended September 30, 2013. The increase over the same period in the prior year is mostly attributed to the Company going public. Operating expenses for the three months ended September 30, 2014 included $82,500 in non-cash stock compensation expenses to a consulting firm, $23,778 in investor relations expenses, and $153,014 in legal expenses.

Net Income/Loss

The net income for the three months ended September 30, 2014 was $490,152, including $82,500 in non-cash stock compensation expenses, $89,994 in debt discount expenses in connection with convertible notes, $114,234 in interest expenses, and $981,195 in derivative income.

The net loss for the three months ended September 30, 2013 was $82,306, including $1,642 in interest expenses.

The increase in net income is primarily due to derivative income of 981,195, as operating expenses over the period increased as result of the company going public.

Comparison of Nine Months Ended September 30, 2014 and September 30, 2013

Revenues

Sales revenues for the nine months ended September 30, 2014 totaled $387,977 as compared to $564,674 for the nine months ended September 30, 2013. NAC Drive Systems, Inc., our wholly-owned operating subsidiary, generated all of our revenues via harmonic gearing product sales. Management attributes the decrease in revenues from shifting resources from sales in the short-term to bringing the Company’s shares into the public market and preparing the Company to execute on larger sales opportunities in the sales pipeline in the future. Management anticipates the downward trend in revenues to reverse as the Company continues to execute on its strategy and business plan.

Cost of Goods — Gross Margin

Gross margin was 28% for the nine months ended September 30, 2014 as compared to 20% for the nine months ended September 30, 2013. The increase is a result of a change in product mix and increased pricing. While margins increased, management considers these margins low. Gross margins are expected to improve as revenues increase due to the economies of scale and reduced concentrations.

Operating Expenses

Operating expenses for the nine months ended September 30, 2014 totaled $694,930, which included $190,375 in non-cash stock compensation expenses. Of this amount $36,000 was to an investor relations firm, $71,875 to a board member, and $82,500 to a financial consulting firm.

Operating expenses for the nine months ended September 30, 2013 totaled $442,673, which included $161,719 in non-cash stock compensation expenses to a board member.

The increase year-over-year was mostly attributed to taking the company public.

Net Loss

The net loss for the nine months ended September 30, 2014 was $1,907,327, including $190,375 in non-cash stock compensation expenses, $149,768 in debt discount expenses in connection with convertible notes, $275,000 in acquisition expenses for the acquisition of a public shell company, $184,159 in interest expenses, and $863,279 in derivative loss.

The net loss for the nine months ended September 30, 2013 was $336,391, including $161,719 in non-cash stock compensation expenses and $5,080 in interest expenses.

The increase in the net loss is the result of preparing for and taking the company public including the acquisition of a shell company. The majority of the loss is associated with non-cash expenses derivative loss and stock compensation expenses.

We do not anticipate generating profits for at least the next twelve months, as we plan to increase engineering and manufacturing investments. We believe profitability is achievable within 18 to 24 months without hindering our growth curve potential. We are projecting an 11% to 12% after-tax profit upon successfully scaling our operations and when larger applications in the sales pipeline start to reach full production phase.

Comparison of the Year Ended December 31, 2013 and December 31, 2012

Revenues

Sales revenues were $691,286 for the fiscal year ended December 31, 2013 as compared to $627,062 for the prior year, a 10% increase. Increased revenues can be attributed to new customer accounts adding to ongoing business from original equipment manufacturers (OEMs). Customer accounts increased from 109 in 2012 to 118 in 2013.

An approximate outline of sales revenue by market follows:

Market	Dollars Shipped 2013	Sales Percentage 2013
Printing	245,064	35.5%
Electronics Mfg.	185,465	26.8%
Corrugated	118,830	17.2%
Medical	52,785	7.6%
Satellite Communications	49,777	7.2%
Deep Sea Oil Exploration	21,532	3.1%
Robotics	9,752	1.4%
Machine Tools	3,188	0.5%
Automotive	2,976	0.4%
Oil & Gas Drill Heads	1,917	0.3%
	691,286	100.0%

We first targeted the industrial markets of printing and then corrugated products to both generate recurring revenues and validate our product line. The corrugated products market was a key focus of ours in 2011 and ongoing revenues were achieved in 2012 with the winning of two major OEMs. We expect sales in these markets to continue and expand as we increase our proactive sales efforts and geographic reach, particularly in Europe.

Our target markets include robotics, electronic and defense systems. These are key markets for us with significantly greater potential than the industrial markets we initially targeted. We are being sought out and contacted by world leading robotic companies and defense contractors seeking to source through us. We have one letter of intent in place with a prime defense contractor that at full production should bring in excess of $10,000,000 annually in revenues. Our challenge is to broaden our product line and to scale operations to meet the demand and requests.

As an emerging growth company (as defined in the JOBS Act) our resources are limited, and our ability to grow revenues is in part based on our ability to raise capital to fund expansion. Fortunately, opportunities abound for our company, and we strive to be disciplined in deciding what markets and applications to work for. In June 2012, we began in earnest the initiative to raise capital for expansion. Significant downside exists related to our short-term revenue growth as well as risk, both of which were reviewed and discussed by our board of directors. Having limited personnel, efforts toward capital raising and expansion for growth directly impacted sales activities. Sales activities decreased significantly, and we do not expect to increase sales activities in a meaningful way until we obtain additional financing. Our short-term, 12 month, revenue outlook is fairly flat with only modest growth. Our outlook for future revenues remains very positive.

Cost of Goods — Gross Margin

Gross margin decreased notably to $151,731 (22%) in 2013 vs. $189,437 or 30%. The decrease is attributed to product mix with the majority of sales to lower margin accounts and a concentrated lower margin sale of $191,250 we shipped from the factory in Beijing to Taiwan. With increased sales efforts and new accounts, gross margins are expected to improve and are targeted at 47%.

Intellectual Property, Engineering, and Research & Development

We will continue to invest in developing intellectual property in both new product designs for existing markets and research and development for emerging markets. Over 100 standard designs were completed since our inception. The vast majority of new product designs were initiated by customer needs and resulted in revenues. These designs are now standard catalog items and recurring revenues are expected from their completion.

No significant research and development expenses were incurred in 2013 as the company focused on fund raising efforts. In 2012, management estimates its investments in research and development totaled $14,183 for new products for emerging markets that have not yet resulted in sales revenues. A key factor that is contributing to our loss is that we are executing a plan that positions the Company for exponential growth to meet market demand. New product designs that resulted in 2012 and 2013 sales are expensed; yet, we anticipate they will continue to generate revenues for many years to come. Our investments, in new products and engineering are resulting in standard product line offerings that meet the needs of many markets and customers.

While our market share remains a small portion of the existing global market, the Company has made significant success in establishing both global brand equity and customer relationships that we believe will result in major revenue increases. These successes include an executed letter of intent with a leading multinational corporation for high volume production and additional active prospects, large and small, in markets including commercial, defense, and energy applications.

Operating expenses

Total expenses were $559,412 in 2013 and include selling, general and administrative expenses of $343,787 vs. $302,920 in 2012 and a stock compensation expense of $215,625. As a percentage of sales, selling, general and administrative expenses were 49.7% in 2013 vs. 48.3% in 2012, a slight decrease. While the 2013 expenses as percentage of sales remain high, we believe they are reasonable at this stage of our growth.

Net Loss

The Company had a net loss of ($415,963) for the fiscal year ended December 31, 2013 as compared to ($133,486) the prior year. We do not anticipate generating profits for at least the next twelve months as plans include increased engineering and manufacturing investments. We believe profitability is achievable within 18 – 24 months without hindering our growth curve potential. We are projecting an 11 – 12% after-tax profit upon successfully scaling our operations and when larger applications in the sales pipeline start to reach full production phase.

Liquidity & Capital Resources

Cash and Working Capital. The Company incurred operating losses of $376,809 and $584,889 for the three and nine months ended September 30, 2014, respectively. The Company had a net income of $490,152 for the three months ended September 30, 2014 and incurred a net loss of $1,907,327 for the nine months ended September 30, 2014. As of September 30, 2014, the Company had cash and a stockholders’ deficit of $11,249 and $2,072,427, respectively. As of September 30, 2014, the Company had a working capital deficit of $2,172,296.

Cash Used in Operating Activities. During the nine months ended September 30, 2014, net cash used in operating activities amounted to $186,623 comprised of net loss of $1,907,327, positive adjustments to reconcile net loss to net cash used in operating activities of $1,203,562 and changes in operating assets and liabilities of $517,142, compared to net cash used in operating activities for the nine months ended September 30, 2013 of $165,030 comprised of a net loss of $336,391, positive adjustments to reconcile net loss to net cash used in operating activities of $161,719 and changes in operating assets and liabilities of $9,642.

Cash Used in Investing Activities. During the nine months ended September 30, 2014, net cash used in investing activities amounted to $19,658 comprised of deposits of $13,500, cash paid for the purchase of fixed assets of $1,676 and an increase in intangible assets of $4,482. During the nine months ended September 30, 2013, net cash used in investing activities amounted to $11,400 comprised of an increase in intangible assets.

Cash Provided by Financing Activities. During the nine months ended September 30, 2014, the Company received net cash of $207,261 comprised of proceeds of $160,000 from short-term debt of related parties and proceeds of $134,000 from the issuance of convertible debt. The Company also made payments of $18,592 for a secured bank note, $16,500 for short-term debt of related parties and $51,647 for deferred offering and financing costs. During the nine months ended September 30, 2013, the Company received net cash of $173,530 comprised of proceeds of $150,000 from short-term debt of related parties and proceeds of $41,250 from the issuance of common stock. The Company also made payments of $8,720 for a secured bank note and $9,000 for short-term debt of related parties.

Sources of Liquidity. We are an emerging growth company. Our cumulative net loss since our founding is $2,635,188 as of September 30, 2014 and $727,861 as of December 31, 2013. A combination of short-term and long-term debt and private equity sales have assisted in funding our operations and expansion. Management’s strategy to achieve growth includes making investments in plant equipment, personnel, and intellectual property development. In order to execute this strategy, we will need to raise additional capital through public or private equity offerings, debt financings or other means. Management believes $500,000 is sufficient to start the next phase of the Company’s growth curve; however, our planned raise remains between $5 million to $7.5 million to fund anticipated capital needs in the immediate years.

Without additional funding, the Company may not have sufficient cash resources to meet its needs over the next twelve (12) months. The Company can give no assurance that such additional funds will be available on reasonable terms, or available at all, or that it will generate sufficient revenue to alleviate the going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Private Placements

12% Convertible Promissory Notes

Overview. On April 29, 2014, we completed a private offering of $375,000 aggregate principal amount of 12% Convertible Promissory Notes (the 12% Convertible Notes”) by an institutional investor for total net proceeds to the Company of $365,000 after deducting placement agent fees and other expenses. As of January 30, 2015, the aggregate principal amount of the outstanding 12% convertible Notes was $375,000.

Maturity and Interest. The 12% Convertible Notes are due on April 29, 2015 if not converted prior to maturity and accrue interest at a rate of 12% on the aggregate unconverted and outstanding principal amount, payable in cash or in shares of common stock on a monthly basis beginning on the sixth (6th) month anniversary of the issue date. Beginning September 29, 2014, and continuing on each of the following six (6) successive months thereafter, we are obligated to pay 1/7th of the face amount of the 12% Convertible Note and accrued interest. Such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 60% of the lowest VWAP for the 30 consecutive trading days immediately prior to such payment date.

Conversion. The 12% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 12% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price of $0.30, as adjusted from time to time. The 12% Convertible Note is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price with certain limited exceptions.

Prepayments. The 12% Convertible Notes may be prepaid in whole or in part at any time upon ten (10) days notice for 125% of the outstanding principal and any remaining interest through maturity.

These notes will be prepaid with a portion of the proceeds of this offering in accordance with their terms; however, the holders of these notes have the right to convert such notes into 1,250,000 shares of our common stock at any time prior to this offering or such repayment.

15% Convertible Notes

Overview. On September 9, 2014, October 3, 2014 and December 23, 2014, we completed private offerings of $150,000 aggregate principal amount of 15% Convertible Promissory Notes, as amended, (the 15% Convertible Notes”) and 150,000 shares of the Company’s common stock with accredited investors for total net proceeds to the Company of $132,000 after deducting placement agent fees and other expenses. As of January 30, 2015, the aggregate principal amount of the outstanding 15% convertible Notes was $150,000.

Maturity and Interest. The 15% Convertible Notes are due on the one (1) year anniversary of their respective issuance date if not converted prior to maturity and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount on a quarterly basis beginning on the three (3) month anniversary of the respective issue date. Such payments shall, at the holder’s option, be made in cash or common stock with each share of common stock being ascribed a value that is equal to 70% of the lowest VWAP for the 10 consecutive trading days immediately prior to such payment date.

Conversion. The 15% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time after the occurrence of the 4-month anniversary of the issuance date. The shares of common stock issuable upon conversion of the 15% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price equal to 70% of the lowest VWAP for the 10 consecutive trading days immediately prior to such conversion date, as adjusted from time to time. The 15% Convertible Notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Prepayments. The 15% Convertible Notes may be prepaid in whole or in part at any time upon ten (10) days notice for 105% of the outstanding principal and any remaining interest through maturity. During the notice period, the notes may be converted at a conversion price equal to 70% of the lowest VWAP for the 10 consecutive trading days immediately prior to such conversion date.

These notes will be prepaid with a portion of the proceeds of this offering in accordance with their terms; however, the holders of these notes have the right to convert such notes into 612,246 shares of our common stock at any time prior to this offering or such repayment.

8% Convertible Notes

Overview. On October 20, 2014, and December 16, 2014, we completed private offerings of $93,000 aggregate principal amount of 8% Original Issue Discount Convertible Promissory Notes (the 8% Convertible Notes”) with accredited investors for total net proceeds to the Company of $70,000 after deducting placement agent fees and other expenses. As of January 30, 2015, the aggregate principal amount of the outstanding 15% convertible Notes was $93,000.

Maturity and Interest. The 8% Convertible Notes are due on the one (1) year anniversary of their respective issuance date if not converted prior to maturity and accrue interest at a rate of 8% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis.

Conversion. The 8% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time beginning of the date which is 180 days following the issuance date. The shares of common stock issuable upon conversion of the 8% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price equal to 70% of the average of five (5) lowest closing bid prices of the common stock within the ten (10) trading days prior to the date of the conversion, as adjusted from time to time. The 8% Convertible Note is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Prepayments. The 8% Convertible Notes may be prepaid in whole or in part at any time upon three (3) days notice up to 140% of the outstanding principal, depending on the date of the prepayment notice, prior to the 180th day following the issuance date. The notes may not be prepaid after the 18th day following the issuance date.

These notes will be prepaid with a portion of the proceeds of this offering in accordance with their terms; however, the holders of these notes have the right to convert such notes into 379,592 shares of our common stock at any time prior to this offering or such repayment.

January 2015 12% Convertible Notes

Overview. On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes (the “January 2015 12% Convertible Notes”) and warrants to purchase shares of the Company’s common stock with accredited investors for total net proceeds to us of $91,000 after deducting placement agent fees and expenses. As of January 30, 2015, the aggregate principal amount of the outstanding January 2015 12% Convertible Notes was $109,000.

Maturity and Interest. The January 2015 12% Convertible Notes are due on January 8, 2016, if not converted prior to maturity and accrue interest at a rate of 12% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning July 8, 2015, and continuing on each of the following six (6) successive months thereafter, the Company is obligated to pay 1/7th of the face amount of the Notes and accrued interest. Such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 60% of the lowest VWAP for the 20 consecutive trading days immediately prior to such payment date.

Conversion. The January 2015 12% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the January 2015 12% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) the lesser of (a) $0.50 or (b) 80% of the price at which the Company next issues shares of common stock or common stock equivalents, as adjusted from time to time. The January 2015 12% Convertible Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price with certain limited exceptions

Warrants. The warrants issued in the offering are exercisable for an aggregate of 21,800 shares of the Company’s Common Stock. The warrants are exercisable for a period of two years from the original issue date. The exercise price with respect to the warrants is $0.63 per share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change.

Prepayments. The January 2015 12% Convertible Notes may be prepaid in whole or in part at any time upon ten (10) days notice up to 125% of the outstanding principal and interest.

These notes will be prepaid with a portion of the proceeds of this offering in accordance with their terms; however, the holders of these notes have the right to convert such notes into 218,000 shares of our common stock at any time prior to this offering or such repayment.

Going Concern

The financial conditions evidenced by the accompanying financial statements raise substantial doubt as to our ability to continue as a going concern. Our plans include obtaining additional capital through debt or equity financing. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured. Revenue from product sales is recognized when products are shipped to customers. The Company’s revenues include sales to customers domiciled outside of the United States. Generally, these sales are denominated in U.S. dollars.

Deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods when the applicable revenue recognition criteria have been met.

All amounts billed to customers for shipping and handling costs are included in revenues in the statements of operations.

Accounts Receivable

Accounts receivable arise from the sale of products on trade credit terms and are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers which may result in the requirement of a deposit before fulfillment of the terms of the sales orders. Accounts are generally considered past due after thirty (30) days. Past due receivables do not accrue interest. An allowance for doubtful accounts is provided for those accounts receivables considered to be uncollectable based on historical experience and management’s evaluation of outstanding receivable amounts at the end of the period. The Company has determined that no allowance for doubtful accounts is required as of September 30, 2014 and December 31, 2013.

Inventory

Inventory consists primarily of purchased finished goods and packaging materials. Inventory costs are determined using the average method and are carried at the lower of cost or net realizable value. Inventory is reviewed periodically for slow-moving and obsolete items.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCBB under the symbol “NACG”. Prior to April 29, 2014 our common stock traded on the OTCBB under the symbol “LPVO”. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTC equity security generally is any equity security that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	2013
	High	Low
First Quarter (January 1 – March 31)	$0.30	0.30
Second Quarter (April 1 – June 30)	$0.30	0.30
Third Quarter (July 1 – September 30)	$0.30	0.30
Fourth Quarter (October 1 – December 31)	$0.30	0.30

	2014
	High	Low
First Quarter (January 1 – March 31)	$0.55	0.30
Second Quarter (April 1 – June 30)	$3.00	0.55
Third Quarter (July 1 – September 30)	$2.00	1.20
Fourth Quarter (October 1 – December 31)	$1.20	0.41

2015
	High	Low
First Quarter (January 1 – March 31)(1)	$0.48	0.35
Second Quarter (April 1 – June 30)	$—	—
Third Quarter (July 1 – September 30)	$—	—
Fourth Quarter (October 1 – December 31)	$—	—

(1)      Through January 30, 2015.

On January 30, 2015, the closing price of our common stock on OTCBB was $0.35 per share.

Holders

As of January 30, 2015, there were approximately 1,660 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street” name through brokerage clearing houses, depositories or others in unregistered form.

Penny Stock

Our common stock will be a penny stock, therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to resell our common stock.

Dividends

We have never declared or paid dividends on our common stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of our board of directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

DESCRIPTION OF BUSINESS

Overview

We are a development and manufacturing company. We manufacture and supply harmonic gearing technology (“HGT”), which is of key importance in the automation, robotics, and defense industries and is gearing technology for precision motion control applications. We have one operating subsidiary, NAC Drive Systems, Inc, and we are expanding our market reach into emerging clean energy and advanced robotic applications. Our corporate headquarters are located in Jacksonville, Florida, and we have manufacturing and warehousing facilities in Port Jervis, New York.

HGT is a critical drive to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, HGT is widely used in motion control applications where precision, long-life, compactness, and reliability are important features. We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated products, semi-conductor, and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of HGT will increase significantly into other industry segments over the next five (5) years. We believe that the use of HGT in wind turbines has the capability of being transformational to the industry by helping to resolve technical and reliability issues that have plagued the industry for decades. The global wind turbine gearbox market is expected to reach $8.1 billion by 2020 per PR Newswire (Source: Global Information Inc.). Additionally, we plan to expand into the health care market and have an intellectual property pipeline in both the health care and energy segments. We believe our health care initiative complements our defense related initiatives, specifically, because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. We are also exploring how our energy technologies may offer military and emergency power solutions for lightweight, portable power generators. As we further implement our growth strategy, we plan to strategically introduce new products that will diversify our current HGT platform, with a particular focus on new clean energy technologies. In executing on that strategy, we are planning a second product line for an environmentally friendly, non-volatile fuel cell product, suitable for use in aircraft, automotive, defense and portable power applications.

We plan to establish production in the United States for new defense and aerospace applications while maintaining sub-contracted manufacturing in Beijing for the majority of commercial applications. Additionally, we intend to augment existing facilities and equipment in the Port Jervis, New York facility, which will be used to manufacture early 100KW wind turbine gearboxes with HGT for lab and field testing as well as to begin research and development of motorized drives for prosthetic limbs. To date, U.S. domestic sales have been handled directly, as are some international sales. We have established distributors in Korea, Brazil, and India with more planned throughout Eastern and Western Europe in particular. We have active customers in Asia, South America, Europe, and the United States — in markets ranging from industrial winches to robots to defense. Our current customers include fortune 500 companies and applications such as robots for inspection of nuclear reactors, communication antennas, and medical machinery.

The sales cycle time for larger, higher volume and value applications ranges from 6 – 24 months. Some applications in the defense and aerospace markets require US based manufacturing. Given the sales cycle time, we expect fairly linear growth in the near term with accelerated growth when larger applications in the sales pipeline start to reach full production phase.

Business Opportunity

HGT, in its most basic form, includes a flexible gear, elliptical ball bearing, and rigid outer spline. This design offers several advantageous properties that have made HGT useful in many applications. The Company believes that there are very high barriers to entry in the market, including proprietary designs and engineering, company history, product validation, customer access, metallurgical processing, work holding and tooling, vendor access, manufacturing know how and quality and testing know how.

Our prime competitor in this market is Harmonic Drive Systems, Inc., a Japanese corporation (“HDS”), which commands a substantial market share on HGT in many of the more mature industry segments. We believe that our growth opportunity comes less from attacking HDS’ market share, but rather from building our own market share. We believe that the current focus on “Made in the USA” products in the defense and aerospace industries provides an ideal opportunity. We are also exploring introducing the precision and engineering discipline of HGT to new industries that may be able to utilize this technology. We believe emerging new applications in the U.S. automotive industry, which is also focused on buying and building American products for cam shaft phasing, variable pitch steering, and electric vehicle steering, may create an opportunity for this technology.

There are several intersecting factors that we believe will work in our favor as we execute on our business plan. First, we have received requests and formal letters of intent from a variety of enterprises that are seeking out the Company, as both a primary vendor and as an additional vendor, to secure their supply chains and to eliminate reliance on a single source for their HGT needs. The market for precision gearboxes is estimated to exceed $1.6 billion in 2013 per Plant Engineering Magazine (source: IMS Research ). Second, as miniaturization in new industry segments, including health care, becomes the norm, companies are looking to new manufacturers and suppliers to provide them with new, miniaturized products to include in their applications, machinery and appliances.

Industry Overview

Historically, the HGT industry has been associated with precision motion control. Leading industry segments for HGT include: robotics; machine tools; defense; semi-conductor; aerospace; printing; corrugated products; and communications. Harmonic gearing, also known as strain wave gearing, was first invented in the late 1950’s. Since its inception, HGT has been considered at the leading edge of motion control technology for its precision, light weight, compact size and reliability. The market for HGT is expanding both in size and scope, as the drives are being utilized more in existing markets and are making entry into new industries.

Military applications are increasing as the government and its contractors continue to develop more remote weapons systems, unmanned vehicles, probes, humanoid robotics, and exoskeleton systems.

We expect continual strong growth in the demand for our technology, particularly in robotics and remote systems applications. Example forecasts of these industry sectors include in part:

•       Industrial Robots (factory automation) — 139,300 units (2011) to 166,700 units (2014) per The World Robotics Report.

•       Personal Robots (cleaning, lawn mowing, entertainment, education and research robots) — 1,000,000 units in (2009) to 9,800,000 units (2014) per The World Robotics Report.

•       Medical Robots (MRI, CAT, Surgical, Assistive and Telemedicine) — $790 million (2011) to nearly $1.3 billion (2016) per ABI Research.

•       Unmanned Aerial Vehicles (UAVs) — $8 billion (2010) to $15 billion (2015) per Market Info Group.

•       Unmanned Ground Vehicles (UGVs) — $354.4 million (2011) to $497.5 million (2017) per Market Info Group.

•       Unmanned Underwater Vehicles (UUV’s) — Expected to more than double between 2010 and 2020 per Market Info Group.

•       Imaging Sensors — $275 million (2011) to $400 million.

We expect increased market demand from surveillance and security cameras and remote weapons systems.

The automotive industry represents a new market for our drives, and it is expanding. Lexus and Audi have integrated harmonic gears into variable pitch steering systems. Other automotive industry participants are beginning to test electronic cam shaft phasing (to replace hydraulic phasing) to assist in meeting upcoming, federally mandated, efficiency standards. We are currently in discussions with at least one of these manufacturers for the application.

New HGT applications are being presented to the automotive industry that expand the potential market from its traditional base. These new applications include: electric vehicle drives and steering actuators, electric bicycles, oil rig shut off actuators and deep water drilling drives.

Another potential new market is the toy industry. Toy robots, dolls, and animated stuffed animals with artificial intelligence are currently under development, all of which can utilize small, plastic, drives.

The wind turbine industry offers a new potential market for HGT. For decades the industry has been plagued with gearbox failures, with the average life of a gearbox being about four (4) years. For the most part, the industry has accepted the repair and replacement costs as the norm for geared turbines. However, the historical problems with standard gearing have caused a push towards the development and implementation of gearless turbines. Effective gearless turbines use permanent magnets that require rare earth materials, the majority of which are deposited in China and Russia. Therefore, the potential for wind turbines to alleviate the dependence on foreign oil is mitigated by a new dependence on foreign rare earth material, mostly from China.

We, along with our primary competitor, manufacture harmonics up to a 3,500 Nm/30,997 in-lb capacity or about a 13 inch diameter. Whereas our competitor has chosen to develop smaller harmonics and electric actuators, we intend to cover the most common areas of that market but also to scale up our designs for the production of large drives in diameters of about five (5) feet, suitable for 6 – 10 megawatt wind turbines. The new, larger units will be used in a speed increasing fashion and can also be used in other high power speed increasing applications outside of the renewable energy market. We believe that these new applications have tremendous potential, and with a scale-up of our current designs, offer a multi-billion dollar market potential.

Customer Base

The customer base in the existing commercial and defense markets consists of both large and small companies. We categorize customers by their annual drive usage as follows below:

Type	Annual HD Usage	Avg. Selling Price	Revenue Potential per Customer	Profit Potential per Customer
Small	1 – 500 units	$500.00/unit	500 to 250,000	160 – 85,000 @ 32%
Medium	501 – 2,500 units	$500.00/unit	250,001 to 1,250,000	To 387,5000 @31%
Large	2,501 – 15,000 units	$500.00/unit	1,250,001 to 7,500,000	To 2,250,000 @ 30%
Very Large	15,001 – 50,000 units	$500.00/unit	7,500,001 to 25,000,000	To 6,250,000 @25%
Top Tier	50,001 – 500,000 plus	$500.00/unit	25,000,001 to 250,000,000 plus	50,000,000 plus @ 20%

The customer base is quite broad and includes companies producing robots, semi-conductor manufacturing, and flat panel display manufacturing equipment. The aerospace and defense market is another key market. Most, if not all, spacecraft use harmonics. Any machine requiring precision motion is a candidate for HGT.

We have customers in 23 states and 16 countries including Fortune 500 companies. Notwithstanding, we currently rely on our top four (4) customers for sales and to generate revenue.

Competition

Our primary competition is the leading Japanese industry supplier, Harmonic Drive Systems, Inc. (“HDS”). HDS has subsidiaries, Harmonic Drive LLC and Harmonic Drive AG, operating in the United States and Germany, respectively.

While HDS is the dominant worldwide supplier of harmonic technologies, there are other small manufacturers in China and Canada; however, given their size and current resources our management does not consider them to be viable competitors. Given the market scope and size, new competition is expected. We believe we have positioned ourselves strongly with respect to potential new competitors, with an intellectual property pipeline and a strategic focus on taking leading positions in new emerging markets.

Our Strategy

Our strategy is predicated on our ability to expand and strengthen our fundamental abilities and leverage our core technologies and operating know-how to make inroads into current, existing markets for HGT as well as to create or exploit new opportunities. We intend to execute on our objectives by, among other things:

•       Leveraging proven off-shore manufacturing for a cost advantage.

•       Leveraging the need for the United States and its allies to maintain a secure strategic supply chain; using our newly developed U.S. research and development and manufacturing abilities to achieve first mover status in emerging markets; and using government funding for research and development and expansion where possible.

Our Markets

Our plan is for our expansion to develop into four (4) markets:

•       Aerospace and Defense (A&D) — We are currently selling defense applications including antenna drives for the U.S. Army, and are conducting testing for tank mine plow drives. Additional applications exist for high speed gun aiming, camera and laser motion systems, satellites, aircraft controls, remote vehicles, and robotics.

•       Commercial — This is the market we are currently focused on and includes in part: industrial machines, robots, semi-conductor manufacturing equipment, flat panel display manufacturing equipment, machine tools, motor gearheads, land based communication antennas, solar array drives, camera tilt and pan systems, remote operated vehicles, and medical equipment.

•       Green Energy — This market includes wind turbine gearboxes, electric vehicles, and other high horsepower speed increaser applications as well as the introduction of new proprietary energy solutions currently under development.

•       Health Care — This market focuses primarily on using miniaturized drives to create more natural and efficient prosthetic limbs, robotic surgical control devices, and precision positioning of medical devices such as PET scans and lasers. We believe this initiative complements our defense-related initiatives, specifically because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans.

Aerospace and Defense Market

We are moving all A&D production to the United States. Moving production into the United States will improve sales in the commercial segment and provide for redundant manufacturing capability. We believe we will be well positioned to execute on an existing pipeline of A&D inquiries from within the United States and from allies of the United States government that have inquired and requested more information about our applications.

Prospective customers include the U.S. Army, U.S. Navy, prime and sub-prime contractors in the United States and abroad, NASA and its prime contractors, and U.S. ally foreign governments, agencies and contractors. Our active A&D sales pipeline with quotations or executed letters of intent (non-binding contracts) exceed $10,000,000, and we have a medium term target of $30,000,000 in this sector. As we have currently only executed non-binding letters of intent for sales in the A&D sector, there can be no assurance that we will enter binding contracts or that any revenue will be generated in this sector.

Examples of applications for this segment include remote vehicles, unmanned probes, anti-terror surveillance, communication antennas, satellites, spacecraft, aircraft surface control, and camera systems.

Commercial Market

The initial introduction of our products into the marketplace was through the commercial market. Leveraging our 25 years plus experience in this market with harmonic technology, we quickly established recurring revenues, product and company validation, and global NAC brand equity. To date, the majority of our sales have resulted from website inquiries and customers seeking us out. No full time sales people have yet been employed. We have focused on answering direct inquires, positioning the Company to meet its growth potential. We have shipped to 16 countries and 23 states. Examples of applications include robotics, printing equipment, ground based satellite communication systems, movie camera positioning, corrugated machinery, deep sea oil explorations, amongst many others.

Green Energy Market

Today, no known companies are focused on developing and commercializing the unique properties of HGT for the wind power industry. The current fixed speed gearbox technology is plagued by reliability issues, high costs, and heavy weights. This is a driving factor for the market to move towards PMG’s (Permanent Magnet Generators). In a typical 3MW turbine, the traditional planetary gearbox might cost $400,000 USD and weigh over 20,000 kg. Typically, three (3) stages are necessary to increase the speed, and thus they have many moving parts. The inertia is high, so the cut in torque is also proportionately high. The current designs utilize standard involute tooth forms which generate heat and wear with every revolution; thus releasing metal particles into the lubricants. Frequent lubricant maintenance is necessary due to increasing environmental concerns, and gearbox replacement is often required in as little as 2 – 4 years. The current variable speed technology eliminates the gearbox and drives a permanent magnet generator at low speeds and high torques. As noted earlier, that method results in a reliance on rare-earth materials and greatly increases the diameter and weight of the generator.

The planned HGT is a single stage, high ratio, high efficiency speed increaser that resolves the gearing issue of the wind power industry.

We believe the potential impact of HGT is significant in the field of wind power generation. The use of harmonic gearing can eliminate one primary reason the industry is pushing towards direct drive generators with permanent magnets, that being failures and maintenance costs of traditional gearboxes. The expected cost, size, and reliability of the harmonic gearbox can eliminate the need to move to direct drives. The harmonic gearing solution will significantly reduce drive train cost, especially when coupled with an alternating current (AC) based, variable-speed generator as planned for the prototype. The harmonic gearing solution will reduce weight and size. As the technology will allow for ratios over 200:1 in a single stage, only one stage is required and moving parts are dramatically reduced. Harmonic gearing is highly efficient and generates very little heat; therefore, lubrication systems, maintenance, and costs may be reduced. The advanced HGT integrated with advanced variable speed, AC based generator can provide superior performance in the areas of initial equipment cost, installation costs, maintenance costs, reliability, and kWh with zero rare-earth permanent magnet content.

The technology is ready for:

•       Design and manufacture of prototypes and baseline testing of small scale generators of 10kW power capacity;

•       Research and development work to improve drive train efficiency; and

•       Research and development to scale up to larger power generators. Initial modeling indicates the technology is scalable to over 6MW power and over 5MNm torque capacities.

Our business approach is to utilize our manufacturing facility in New York for early prototypes and to fine-tune manufacturing first on smaller diameter units.

Health Care Market

The Company is seeking to further expand into the health care market with specialized drives for medical robots and prosthetic limbs. We believe many of the characteristics offered by our core drive technology may offer benefit in these applications.

Our concept is to build a flow joint for prosthetics. A flow joint is a joint that allows senses to flow bi-directionally through the joint. This development may lead toward sensory feedback and a more realistic function. Unlike standard gearing, our HGT can back drive. As an example of its application, for a motor/gear driven arm to straighten, the motor would need to be driven if the gearing cannot back drive. The same is true for an arm swinging while walking.

Our drives, unpowered, can back drive. We believe they can be developed to allow for a more natural use while saving power consumption and perhaps even for generating power to recharge the batteries. We are positioned well for this initiative as our drive technology is already bi-directional and allows power and energy to transfer through it in both directions, and existing core competency includes precise force sensing technology and product lines of semi-conductor strain wave force transducers.

The Company’s Chief Executive Officer, Vincent Genovese, has decades of experience with electro-mechanical motion systems using ultra-sensitive force measuring. In the early 1980s, Vincent Genovese analyzed and redesigned machine controls for light weight gauze products that were implemented world-wide within a Johnson & Johnson company, allowing for material savings. As President of Conic Systems, Inc., he oversaw design and manufacturing of high speed packaging machines for band-aids using unique force sensing. Multiple successful projects for Pall Corporation were completed for ultra-light sensing and control of blood filter materials. In the 1990s the Company successfully introduced product lines into the label printing and packaging industries combining its sensing and harmonic technologies. In this highly specialized market, he advanced the state of the art that allowed in-line printing equipment to produce printed flexible films and to begin work on printed electronics.

In our current industrial control systems, force sensors are located in the machine for closed loop feedback to the drive. In a flow joint, the concept is to build sensors into the drive. Part of the flow joint concept is to break down basic articulation functions into simple linear and rotational reactionary forces, and provide a means to measure and translate them into electrical signals, all within the joint drive design. Both segments, the drive and sensing, are within the Company’s existing core competencies. Challenges include miniaturization and manufacturing techniques amongst others.

We believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. Congress has authorized funds for research and development of new prosthetic technology based upon recommendations of DARPA (Defense Advanced Research Project Agency) and the Veterans Administration. DARPA allocated $100,000,000 for a new prosthetic arm. While many new advances have been made, limitations still exist.

Ideally a prosthetic will be light weight, have strong force capabilities while allowing for fine motor control, provide sensation, have a power source that will last all day, look realistic, be durable, be affordable, and be manipulated by thought. Thought control of prosthetics is not within our business scope; however, many of the other factors are. Our drives, in miniaturized form and specialized for the application may provide a path forward to advance the state of the art in prosthetics. The same characteristics that make HGT the drive of choice in space applications apply to joint manipulation. They are very light weight. They offer very high ratios in a single stage, thus allowing for fine motor control. Efficiency is key to battery life, and HGT offers very high efficiency. Both the efficiency and high ratio abilities allow for motors to be miniaturized while reducing power consumption and size. Size of internal components is critical to packing everything in to a limb to make it look realistic.

Another limitation is that prosthetics do not return a sense of joint position. Therefore, to use the device, the person wearing it must look at it. The flow joint is a concept that addresses this issue.

Currently, our management is at the early stage of our initiative to actively develop and bring to market high performance, motorized drives for prosthetic limbs. This effort is expected to move forward as a collaborative effort with research universities. We anticipate exclusive rights and/or licenses for all intellectual property. In keeping with our corporate strategy, where possible, we will seek government funding for research and development. While this initiative represents new potential markets for the Company, the planned research and development overlaps and provides significant benefit to us in the markets in which we currently sell.

The Company’s drives are currently used in the health care market in computerized physical therapy machines, and we have identified target accounts manufacturing medical imaging machinery for our existing product lines. We have established active contacts at a notable company directly involved in prosthetic design for DARPA and have manufactured prototypes and conducted early beta testing at a premier surgical robot company.

Research and Development

Research and development expenses in fiscal year 2013 were $14,183 and consisted of engineering work completed on wind turbine applications. To date, we have not incurred any research and development expenses in fiscal year 2014. The majority of our engineering work is expensed as incurred as it is associated with expansion of our standard product line from which revenues are derived. Of the $14,183 in expenses in 2013, zero dollars ($0) were borne by customers.

Manufacturing

The majority of our material components are subcontracted to CTKM with which we have formed a strategic alliance. CTKM is a Chinese government owned company supplying the harmonic gearing to the Chinese military, space agency, and domestically within China for general industrial use. As previously noted, we plan to move production to the United States for the defense and wind power industries. The CTKM manufacturing facility is ISO 9001 approved and will be maintained providing us a cost advantage in commercial product production. We are the exclusive sales representative and distributor for CTKM throughout the world for the sale and distribution of CTKM’s harmonic drive gearing products and any other products that CTKM may offer for sale, except in the People’s Republic of China.

Gearbox manufacturing and assembly currently occurs in our Port Jervis, New York facility. This work involves manufacturing from raw metal or castings and then assembling the harmonic component in the gearbox.

Our thru-hole circuit board assembly and control systems assembly of Conic control products is also located in our Port Jervis facility. This experience and know- how will be used to expand our product line to motor driven actuators.

Engineering Project Categories

We have three (3) general engineering project categories:

1.     Continuous Improvement

2.     New Technology Innovations and Development

3.     Production Engineering

Continuous Improvements — The Company continuously works to expand and improve its platform harmonic gearing and controls standard products. This work commenced in 2007 and is expected to continue for the life of the product lines. We currently have a 42 page catalog. In 2013 and 2014, we expanded our line to include new gearheads and component set offerings. We also plan on introducing a standard line of actuators. One actuator prototype was manufactured in 2013 and is ready for testing. Scheduling for the design work is based upon specific sales opportunities and our current engineering project backlog.

New Technology Innovations and Development — The Company has initiated projects to expand its market reach through new technologies and innovations. The strategy includes achieving first mover status with intellectual property rights. Initiatives include turbine gearboxes, force sensing drives for medical and industrial robotics and environmentally friendly energy sources.

Production Engineering — The Company is expanding its U.S. production capability to augment its production in Beijing, China. This project is a high priority. Production improvements developed in the U.S. are intended to be implemented in Beijing as well. Key equipment and tooling vendors have been selected as well as equipment models. Tooling vendors have been validated at our Beijing factory.

Product Development

We collaborate closely with CTKM on product development, with the effort directed by us. The partnership leverages the combined experience and expertise of both companies with HGT. Engineering resources in the United States are being expanded for both production and research and development functions.

Intellectual Property

We currently rely on trade secrets, know-how, nondisclosure, confidentiality and other contractual arrangements to protect our technology and intellectual property. Through 2014, our product offerings total over 100 designs. We expand our product offering on an ongoing basis. We have filed two (2) patent applications (United States and International PCT) and one (1) United States provision application. We are planning on developing additional intellectual property and making additional filings. Three (3) trade mark applications have been filed.

The Company and CTKM share some intellectual property and our existing contract includes some provisions for access to intellectual property, manufacturing know-how, patents, designs, materials and processes. We have agreed with CTKM in principal to draft a formal contract specific to engineering collaboration and mutual use of intellectual property within legal limits. We anticipate that agreement to be drafted in 2015.

Government Regulation

The U.S. government requires the Company to follow ITAR (International Traffic in Arms Regulations) compliant procedures for defense articles, defense services or related technical data. ITAR is a set of United States government regulations that control the export and import of defense-related articles and services. The principal products that we manufacture do not require any government approval. However, ITAR mandates that information and materials pertaining to defense and military related technologies only be shared with U.S. persons, unless authorization from the U.S. Department of State is received or a special exemption is used. For example, if the Company receives drawings from a defense contractor, it is prohibited from sharing those drawings and related information with a non-U.S. citizen without receiving prior approval from the U.S. Department of State. Due to ITAR, the Company cannot easily manufacture specialized drives for military and defense applications outside of the United States or share technical information regarding these applications with non-U.S. citizens, and as such, the Company continues to manufacture defense related products in the United States.

Facilities

The Company primarily operates out of Port Jervis, New York, where it is co-located with an affiliated company Conic Systems, Inc. (“Conic”). The Port Jervis facility is 12,000 sq. ft., consisting of manufacturing, warehouse, assembly, and office space. It is owned by the Company’s Chief Executive Officer, Vincent Genovese, through an entity known as Skylands Real Estate Holdings and Development, LLC. The property is leased by Conic for a base amount of $85,800 per year. Taxes, insurance, utilities, and maintenance are borne by Conic. The lease term is 180 months and is set to expire on September 30, 2024. There is an option to renew for an additional 60 months at the then prevailing market rates.

Employees

Our only direct employee is our Chief Executive Officer, Vincent Genovese. Aside from our Chief Executive Officer, we share three (3) full-time employees and one (1) part-time employee with Conic. Additionally, although they do not receive a salary, our directors provide part time services and have responsibilities to the Company in areas such as engineering design, sales, marketing, financing and public relations.

Our Corporate History and Background

NAC Drive Systems, Inc. (formerly NAC Harmonic Drive, Inc.), our operating subsidiary, was formed in 2007 with a lineage dating to 1968. An affiliated company of the Company is Conic Systems, Inc. (“Conic”), which was formed in 1968 and introduced harmonic gearing to the printing industry and invented the harmonic differential, harmonic differential electronic tension control system, and the patented right angle harmonic differential. Vincent Genovese, the Company’s President and Chief Executive Officer, is also President and Chief Executive Officer of Conic.

We entered the market by developing a relationship with Beijing CTKM Harmonic Drive Co. LTD (“CTKM”), a Chinese company that manufactures products for the China Space Program. We are the exclusive sales representative and distributor for CTKM throughout the world for the sale and distribution of CTKM’s harmonic drive gearing products and any other products that CTKM may offer for sale, except in the People’s Republic of China. We entered into a five-year manufacturing and global distribution agreement with CTKM that includes the exclusive right to sell products produced at that factory outside of China and the exclusive right to manufacture, via subcontracting, at that factory products sold outside of China. The initial agreement was set to expire in October 2015. In October 2012, we entered into a new, longer-term agreement with CTKM that extends the term until 2022. The new agreement is for a period of ten (10) years with a 5-year cancellation notice. If the agreement is not terminated within five (5) years, the term extends for an additional ten (10) years.

Our vendor for harmonic gearing component sets is CTKM.

We have two vendors capable of providing the necessary cutting tools in the United States.: (1) American Broach and Machine Co. and (2) The Broach Masters, Inc. Two additional vendors were located, one in Japan and another in South America. However, we have decided to purchase domestically. We do not have agreements with these vendors.

Limited acceptable vendor sources are available for custom cross roller bearings. We found two vendors capable of providing custom cross roller bearings: (1) Timken and (2) Luoyang Bearing Company, Luoyang China. While many companies offer this type of bearing, NAC has invested in sourcing its vendor as measured in terms of quality, pricing, and flexibility in production quantity by traveling internationally and visiting multiple factory sites and conducting over two (2) years of testing. We do not have agreements with these vendors.

After two (2) years of product testing and engineering, we released drives into the market in August 2009. Today, the Company and Conic share facilities and equipment in Port Jervis, New York where small scale, specialized gearbox and electronic controls production are in place.

Conic was established in 1968 to bring harmonic differential gearboxes to the converting and printing markets. Overtime Conic developed closed loop tension control systems and tension transducers. Management believes that Conic developed an excellent reputation for having expertise in control of light materials in continuous web processing, and as a result, derived a significant portion of its income from the medical industry where light materials like gauze is prevalent. In addition to manufacturing harmonic gearboxes and controls, Conic designed and manufactured custom machinery, with a particular focus on the medical industry. Strategically in 1994, Conic chose to focus on building out its line of harmonic differentials and controls. It successfully introduced multiple harmonic gearbox product lines and tension control systems becoming the recognized industry leader in the printing industry.

In 2000, Conic operated as a consolidated subsidiary to Nireco Corporation, a publically traded company of Japan (“Nireco”), which held a twenty-five percent (25%) ownership interest in Conic. During such ownership, Nireco had significant influence on Conic’s activities.

Conic expanded sales of the Nireco line of industrial controls in North and South America and collaborated in engineering, product design and global market development planning. In 2004 Conic fully acquired Datatran Labs (“Datatran”), a co-located vendor. Conic and Datatran had collaborated since 1991 on electronic controls design that were integrated with Conic’s harmonic differential. In 2009, Conic repurchased the twenty-five percent (25%) ownership interest from Nireco and thereafter, neither company had any ownership interest in the other. Additionally, Conic retained distribution rights for portions of the NIRECO product line.

Since the acquisition from Nireco, Conic has been owned by Vincent Genovese, Conic’s Chief Executive Officer, and has operated on a parallel but legal stand-alone basis. Mr. Genovese is also Chief Executive Officer of the Company. Co-managed and located in the same place, the Company and Conic share resources including but not limited to personnel, plant and equipment, quality inspection, engineering, accounting and information system platforms. In the fourth quarter of 2010, our board of directors decided to attempt to fully acquire Conic and merge the two companies in order to provide us with uninhibited access to Conic’s harmonic gearbox manufacturing expertise and equipment.

In August 2011, we entered into a Shareholder Option Sale Agreement (the “Purchase Agreement”) with Mr. Genovese to acquire all of his shares in Conic at an agreed consideration of $1,200,000, which increases at a rate of 4.875% per year. Discussions among the then-directors of the Company began as early as 2009. The purchase price of Conic was originally determined by our disinterested directors in October 2010. The settled purchase price was subsequently reviewed with our tax accountants as well as our secured lender. Our disinterested directors determined the annual rate increase of 4.875% for the purchase price of the Conic shares based on their reasonable evaluation of prevailing interest rates at the time.

In connection with the Purchase Agreement, we have paid to Mr. Genovese $50,300 as of December 31, 2013 and $63,800 as of September 30, 2014, which is reported as a deposit in the financial statements. Such deposit, which is currently being held by Mr. Genovese, will be refunded to us in the event that the acquisition does not close on or before the last business day of the fourth quarter (4th) of fiscal year 2015. The Company made an additional payment of $13,500 to Mr. Genovese during the six months ended June 30, 2014 because it anticipated having additional funding available in July 2014 to make payments under the ten-year payout agreed to by the Company and Mr. Genovese (this ten-year payout was subsequently voided in a side letter agreement to the Purchase Agreement as noted below). However, the additional funding was not available in July 2014 as expected. The Company has no current plans or means to consummate the acquisition of Conic.

On August 25, 2014, the Company and Mr. Genovese entered into a side letter agreement (the “Side Letter”) to the Purchase Agreement to confirm certain prior oral agreements and memorialize certain understandings, which was deemed effective as of May 15, 2014. Pursuant to the Side Letter, the parties agreed as follows:

1.     The Company is not required to make installment payments to Mr. Genovese.

2.     The Company shall not be obligated to purchase the Shares from Mr. Genovese until (a) it has received financing in the collective minimum amount of one million five hundred dollars ($1,500,000) or it has accumulated through organic operations an equivalent amount readily available in cash; and (b) until it is more probable than not that the Company will not operate at a loss during the fiscal quarter following the purchase of the Shares is likely (such probability shall be determined by the Company’s independent accountants).

3.     When the Company is able to purchase the Shares, it will purchase all of the Shares at the same time and not in increments.

4.     The ten-year (10) payout which was agreed to previously as an oral modification to the Purchase Agreement is now void.

5.     The $50,300 payment made by the Company to Mr. Genovese shall be treated as a deposit towards the purchase price of the Shares. In the event the Company has not purchased the Shares by the fourth quarter (4th) of fiscal year 2015, the deposit shall be returned to the Company.

6.     The Company shall have the right to terminate the Purchase Agreement on or before the last business day of the fourth quarter (4th) of fiscal year 2015. In such event, Mr. Genovese shall return the deposit to the Company and neither party shall have any remaining obligations to the other party.

We note that the Side Letter refers to a deposit of $50,300 paid by the Company to Mr. Genovese. We paid $50,300 to Mr. Genovese as of December 31, 2013 and $63,800 as of September 30, 2014. A total amount of $63,800 will be treated as a deposit towards the purchase price of Conic.

On May 6, 2014, NAC Harmonic Drive, Inc. changed its name to NAC Drive Systems, Inc.

After we acquired NAC Drive Systems, Inc. in the Share Exchange Agreement, on July 15, 2014, we changed our name from LipidViro Tech, Inc. to NAC Global Technologies, Inc. to be more consistent with our wholly-owned subsidiary that conducts 100% of our operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of all of our directors, executive officers and key employees.

Name	Age	Position
Vincent Genovese	50	Chief Executive Officer, President and Director
Jose Pujol	32	Secretary, Treasurer and Director
Rita M. O’Connor	45	Director
Edward C. Haversang	50	Director
Brian St. Denis	45	Director

Business Experience

The following summarizes the occupation and business experience during the past five (5) years for our officers, directors and key employees as of the date of this prospectus:

Vincent Genovese has more than 20 years of executive management experience and has worked for over 30 years in the field of harmonic gearing technology and industrial controls. His leadership experience includes international business development, high-tech industrial product line development, new product launches, engineering management, research and development management, domestic and international sales and marketing management, electronics manufacturing, high precision mechanical manufacturing, financial management and reporting. In 1990 he purchased Conic Systems, Inc. (“Conic”), a small harmonic gearbox manufacturer, and expanded its product line and market to become the leading supplier of harmonic differentials and automated differential control systems in North America. Successful Conic product launches included multiple lines of harmonic phase shifting and speed changing precision gearboxes, analog and digital drive controls, semi-conductor strain gauge force sensors, digital print register systems, as well as customized machinery for web printing and converting, rechargeable battery material production, and various bio-medical applications for leading multi-national corporations. In 2000, he restructured Conic in a joint venture with Nireco Corporation of Japan, a publically traded company, forming Nireco America Corporation as a consolidated subsidiary of Nireco. As President and Chief Executive Officer of Nireco America, Mr. Genovese led operations in North and South America and worked extensively on international market development. He successfully established sales engineering offices in Brazil, managing large steel manufacturing process control projects with international steel companies. New product launches and systems development projects included high speed, automated, print inspection systems and automatic, color monitoring camera systems for which the company won the FTA Technical Achievement Award. In 2007 he co-founded NAC Drive Systems, Inc. to introduce product lines of harmonic gearing components, gearheads, actuators, and controls. Mr. Genovese has extensive experience and know-how in tooling, manufacturing, and special techniques in harmonic gearbox manufacturing and has a patent (US) for a harmonic gearbox design and several patents pending. He has published numerous articles on harmonic gearing and industrial control technology. He has presented at national technical conferences. He holds a BS in Engineering from the New Jersey Institute of Technology. Mr. Genovese’s volunteer positions have included Chair for the TLMI Print Quality Improvement Committee; Board Director for a 501(c)-3 charity, volunteer firefighter and line officer, emergency medical technician, and youth sports coach.

Mr. Genovese is qualified to serve on our board of directors because of his experience in the harmonic gearing industry and as co-founder of NAC Drive Systems, Inc.

Rita O’Connor has more than 20 years of experience including successful initial public offerings, private equity raises, debt restructurings and mergers, acquisitions and divestitures as well as strong skills in the areas of SEC reporting, financial modeling, investor relations, strategic planning and cash management. Since 2013, Ms. O’Connor has served as the Chief Financial Officer of Kent Place School, an independent, nonsectarian, college-preparatory day school and is responsible for directing and controlling all phases of business and financial operations.

Prior to her role at Kent Place School, from 2009 to 2012, Ms. O’Connor was with Xanodyne Pharmaceuticals, Inc., a specialty pharmaceutical company specializing in pain management and women’s health, as Chief Financial and Information Officer where she facilitated the sale of the assets of the company to provide a return of capital to investors. Ms. O’Connor spent nearly five years at Adams Respiratory Therapeutics (“Adams”), a publicly-held specialty pharmaceutical company where she served most recently as Chief Financial Officer and Treasurer until its acquisition in January 2008. Before she joined Adams, Ms. O’Connor spent seven years at Schering-Plough Corporation in a series of positions of increasing responsibility within the corporate global finance department. Ms. O’Connor began her career in the audit department at Deloitte, where she progressed to audit manager, including a two-year program in Deloitte’s national office in the technical accounting research department. Ms. O’Connor has a B.S. degree in accounting from Rutgers University and is a Certified Public Accountant.

Ms. O’Connor is qualified to serve on our board of directors because of her business and financial experience in the start-up sector.

Edward Haversang has served as an independent director since December 2008 following the Company’s inception serving in various advisory roles including initial website design, company direction and partnering with key members. He has worked with large prospects of the Company that have significant business value to the Company.

At Praxair (NYSE: PX), he has worked as Director of Distributor Sales and Bulk Products for Praxair Distribution Inc. (PDI) since September 2010 to present selling to significant global accounts as well as providing business development support to regional sales teams. From 2001 to 2008, Mr. Haversang was with Praxair Services Inc. working with Fortune 500 top tier energy companies throughout North America in plant turnaround, inspection and technical services. From 2009 to 2010, he worked with Techcorr USA to startup northeast US sales and services in Non Destructive Testing and Engineering Services for the Energy and Power industries. In 2010, he was Business Development Manager for Mistras Group (NYSE: MG) in their Non-Destructive Testing and Engineering Group. Mr. Haversang served as an account executive with Teleran Technologies from 2000 to 2001 where he successfully introduced Data Warehouse and Business Intelligence software and services to top tier pharmaceutical, banking, brokerage firms throughout North America. From 1994 to 2000, he served in various sales roles in Liquid Carbonic prior to merger with Praxair in the Packaged Gases business throughout northeast US and in the company’s Merchant Gases business in New York City and New Jersey.

With Control Instruments from 1987 to 1994 in key roles of Product Manager and ultimately Marketing and Sales Manager, Mr. Haversang led the company’s sales efforts for Hazardous Gases Detection and Monitoring Equipment throughout the US and Europe. He also worked with Shelby Jones Company (Upper Darby, PA) as New York City Area Manager offering pressure, temperature and process monitoring equipment to the power and energy markets from 1990 to 1993.

Mr. Haversang received his B.A. in Business Administration from William Paterson University in 1987. He is involved in several charitable organizations including Board of Deacons at First Presbyterian Church of Caldwell, Church Life Committee, Children’s Mission Golf Committee, Treasurer and Board Member of FCSA Children’s and Disabled American’s Fund 501-(c)3.

Mr. Haversang is qualified to serve on our board of directors because of his management experience and as co-founder of the NAC Drive Systems, Inc.

Brian St. Denis has twenty-one years’ experience in the motion control, defense, and aerospace markets. Thirteen of these years were with competitor HD Systems/Harmonic Drive LLC where he held positions including Marketing Manager, Engineering Manager, Director of Sales, and Vice President. He was responsible for developing and implementing market and product development strategies in the robotics, factory automation, and military markets. In addition he was responsible for the technical review and approval of custom actuator and motion control product designs.

Mr. St. Denis held the position of Product Marketing Manager at Rockwell Automation, a global leader in factory automation, where he was responsible for the company’s engineered-to-order high precision motion control platforms as well as multi-axis linear actuator systems. He led a strategic deployment team which developed and implemented a market, technology, and product roadmap. Since 2007, Mr. St. Denis has served as General Manager at Beta Transformer Technology Corporation, a leading provider of magnetic products to the defense and aerospace markets. He is responsible for all functional departments, including marketing, sales, engineering, quality, and production. Mr. St. Denis leads product development, key account sales, worldwide pricing agreements and implements strategic growth plans.

Mr. St. Denis has a Bachelors of Engineering and Master of Science in Mechanical Engineering from SUNY Stony Brook, and an MBA from Long Island University. He is a Licensed Professional Engineer in New York State.

Mr. St. Denis is qualified to serve on our board of directors because of his experience with HGT, general and plant management, motion control, and the defense and aerospace markets.

Jose Pujol has 11 years’ experience in operations, finance, import-export, inventory control, technical sales, and engineering product support. He has served as the Director of Operations and Finance for NAC Drive Systems,

Inc. and General Manager for Conic Systems, Inc. since 2011. His primary responsibilities include accounting, audit preparation, inventory control, and customer service. He acts as the liaison with the Company’s production in Beijing and controls the import/export functions. He serves as the Corporate Secretary of NAC Drive Systems, Inc.

From 2003 to 2011, Mr. Pujol served as a Field Sales/Service Engineer and then Customer Support Manager for Conic Systems, Inc. In these capacities, he traveled extensively interfacing with customers, sales representatives, and distributors throughout North America, Mexico and Brazil. He has worked considerably with vendor partners in China and Japan, coordinating customer projects and new product support plans. Mr. Pujol has deep experience in analog and digital controls, quality testing, and electronic controls production. He has organized and managed the sales, installation, customer support and interface with overseas engineering teams to successfully complete many complex industrial control projects throughout the United States and Brazil.

Prior experience was at Nubenco, an international distributor of medical supplies and machinery. From 2003 to 2005, Mr. Pujol served as Nubenco’s Registration Liaison. Mr. Pujol managed import-export functions between China, the USA, and Latin America and was responsible for ensuring that requisite government regulations in the US and Latin America were met by manufacturers within mainland China. In this position he controlled global inventory levels at locations on four continents. He was responsible for sales inventory projections and successfully developed and launched a new hardware/software system as a systems development engineer specific to this purpose.

Mr. Pujol holds a BS in Computer Engineering from the New Jersey Institute of Technology and is bilingual in English and Spanish.

Mr. Pujol is qualified to serve on our board of directors because of his experience in operations, accounting, import-export, inventory control, technical sales, engineering, and international product support.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Term of Office

Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our board of directors is to elect our officers and each officer is to serve until his successor is elected and qualified or until his or her death, resignation or removal.

Board Committees

Our board of directors currently has no committees.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we do not have a requirement that a majority of our directors are not independent. We have, however, reviewed and determined that our board of directors does consist of a majority of independent board members. We have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•       the director is, or at any time during the past three years was, an employee of the company;

•       the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•       a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•       the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•       the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We have determined that Rita O’Connor, Edward Haversang and Brian St. Denis are independent directors. We do not have an audit committee, compensation committee or nominating committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers during the years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Genovese(1) Chief Executive	2013	50,580	0	0	0	0	0	0	50,580
Officer and President	2012	0	0	0	0	0	0	0	0

Joes Pujol(2)	2013	0	0	0	0	0	0	0	0
Secretary	2012	0	0	0	0	0	0	0	0

Thomas J. Howells(3)	2013	0	0	0	0	0	0	0	0
Former President	2012	0	0	0	0	0	0	0	0

Shelley Goff(4)	2013	0	0	0	0	0	0	0	0
Former Secretary	2012	0	0	0	0	0	0	0	0

(1)      Mr. Genovese was appointed as our Chief Executive Officer and President on April 29, 2014. The amounts set out in the table above for Mr. Genovese for the year 2013 reflect compensation paid by NAC, which became our wholly-owned subsidiary on April 29, 2014. Mr. Genovese only received compensation for the year 2013.

(2)      Mr. Pujol was appointed as our Secretary and Director of Operations and Finance on April 29, 2014. Mr. Pujol did not receive compensation for the years 2013 and 2012.

(3)      Mr. Howells resigned from his position as President on April 29, 2014.

(4)      Ms. Goff resigned from her position as Secretary on April 29, 2014.

Employment Agreements

We entered into an employment agreement, dated April 21, 2014 with Vincent Genovese, our Chief Executive Officer. The employment agreement has an initial term of three (3) years beginning on April 21, 2014. In addition the employment agreement provides Mr. Genovese with a base salary of $200,000 per year. The employment agreement also provides for:

•       Payment of all properly documented and approved expenses for travel.

•       Eligibility to participate in equity-based compensation plans that may be established by the board of directors from time to time applicable to the executive’s services.

We do not have an employment agreement with Jose Pujol, our Secretary and Treasurer.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table presents information regarding outstanding options held by our named executive officers as of December 31, 2013:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan wards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)

Vincent Genovese	—	—	—	—	—	—	—	—	—
Jose Pujol	—	—	—	—	—	—	—	—	—
Rita M. O’Connor	—	—	—	—	—	23,000	$287,500	—	—
Edward Haversang	—	—	—	—	—	—	—	—	—
Brian St. Denis	—	—	—	—	—	—	—	—	—

Director Compensation for Fiscal 2013

The Company compensates our non-employee directors on a negotiated basis including expenses for their service. The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Rita M. O’Connor	0	287,500	0	0	0	0	0
Edward Haversang	0	0	0	0	0	0	0
Brian St. Denis	0	0	0	0	0	0	0

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

Vincent Genovese’s employment agreement provides for a potential payment upon termination or change in control. Upon such event, the Company shall pay to Mr. Genovese in a lump sum (A) the sum of (1) his base salary, if any, which has been earned but not paid through the termination date, (2) the product of (x) the annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the termination date and the denominator of which is 365, and (3) any accrued vacation or other pay pursuant to the Company’s vacation policy, to the extent not previously paid; and (B) an amount equal to the sum of (1) an amount equal to 36 months of the base salary and (2) the annual bonus multiplied by a factor of 3. Additionally, (i) all stock options, stock appreciation rights, and restricted stock shall immediately vest; (ii) all stock options and stock appreciation rights shall be payable in common stock; (iii) all performance share shall immediately vest; and (iv) the Company shall pay, on a grossed-up basis the amount of any excise and income taxes payable by Mr. Genovese as a result of any payments in common stock triggered by the employment agreement, or other agreements between Mr. Genovese and the Company, or any of its subsidiaries. To the extent not theretofore paid or provided, the Company shall timely pay or provide to Mr. Genovese any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 30, 2015 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding common stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of January 30, 2015. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares of common stock that such person or persons has the right to acquire within 60 days of January 30, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o NAC Global Technologies, Inc., 4720 Salisbury Road, Jacksonville, FL 32256.

	Shares owned before Offering(1)
Name and address of beneficial owner	Number	Percent
5% Shareholders
None, other than certain persons listed under “Directors and Executive Officers”

Directors and Executive Officers
Vincent Genovese	16,013,589	63.4%
Rita M. O’Connor	360,032	1.4%
Edward C. Haversang	673,103	2.7%
Brian St. Denis	5,243,942	20.8%
Jose Pujol	360,032	1.4%
All directors and officers as a group (5 people)	22,650,698	89.7%

(1)      Based on 25,245,001 shares of common stock issued and outstanding as of January 30, 2015. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 24, 2011, the Company entered into a Shareholder Option Sale Agreement (the “Purchase Agreement”) with Mr. Genovese, the Company’s CEO, to acquire all of his shares in Conic at an agreed consideration of $1,200,000, which increases at a rate of 4.875% per year.

In connection with the Purchase Agreement, the Company has paid to Mr. Genovese $63,800 and $50,300 as of September 30, 2014 and December 31, 2013, respectively, which is reported as a deposit in the consolidated balance sheets. Such deposit, which is currently being held by Mr. Genovese, will be applied towards the purchase price for the Conic shares if the acquisition closes or refunded to the Company in the event that the acquisition does not close on or before the last business day of the fourth quarter of fiscal year 2015. The Company made an additional payment of $13,500 to Mr. Genovese during the six months ended June 30, 2014 because it anticipated having additional funding available in July 2014 to make payments under the ten-year payout agreed to by the Company and Mr. Genovese (this ten-year payout was subsequently voided in a side letter agreement as noted below). However, the additional funding was not available in July 2014 as expected. The Company does not intend to, nor is the Company required to, make any additional payments to Mr. Genovese under the Purchase Agreement. As of September 30, 2014, the Company has not acquired any shares from Mr. Genovese and has no current plans or means to consummate the acquisition of Conic.

On August 25, 2014, the Company and Mr. Genovese entered into a side letter agreement (the “Side Letter”) to the Purchase Agreement to confirm certain prior oral agreements and memorialize certain understandings, which was deemed effective as of May 15, 2014. Pursuant to the Side Letter, the parties agreed that: (1) the Company is not required to make installment payments to Mr. Genovese; (2) the Company shall not be obligated to purchase the Conic shares from Mr. Genovese until (a) it has received financing in the collective minimum amount of $1,500,000 or it has accumulated through organic operations an equivalent amount readily available in cash and (b) it is more probable than not that the Company will not operate at a loss during the fiscal quarter following the purchase of the Conic shares; (3) when the Company is able to purchase the Conic shares, it will purchase all of such Conic shares at the same time and not in increments; (4) the ten-year payout which was previously agreed to as an oral modification to the Purchase Agreement is now void; (5) the Company’s previous payments to Mr. Genovese with respect to the Conic shares shall be treated as a deposit towards the purchase price of the Conic shares, and in the event that the Company has not purchased the Conic shares by the fourth quarter of fiscal year 2015, Mr. Genovese shall return the deposit to the Company; and (6) the Company shall have the right to terminate the Purchase Agreement on or before the last business day of the fourth quarter of fiscal year 2015. In such event, Mr. Genovese shall return the deposit to the Company and neither party shall have any remaining obligations to the other party.

The Company recognized revenues for products sold to Conic amounting to $11,746 and $18,883 for the nine months ended September 30, 2014 and 2013, respectively. As of September 30, 2014 and 2013, outstanding accounts receivable from Conic for such sales were $4,346 and $12,113, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of NAC. Payroll and employee benefits billed to NAC were for personnel who spend a percentage of their time on NAC’s operations. The administrative and warehouse facilities used by NAC are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to NAC by Conic. For the nine months ended September 30, 2014, Conic billed the Company a monthly fee of $7,528 or $67,752. The outstanding amount payable to Conic related to the above expenses amounted to $83,119 as of September 30, 2014.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes (the “NRS”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock at a par value of $0.001 per share and no shares of preferred stock. As of January 30, 2015, 25,245,001 shares of our common stock were issued and outstanding. As of January 30, 2015, 2,481,638 shares of common stock were issuable under our outstanding warrants and convertible debt as described below.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Warrants

As of January 30, 2015 there are 21,800 outstanding warrants to purchase our common shares. The warrants are exercisable at an exercise price of $0.63 per share, subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change. The warrants expire on January 8, 2017.

Convertible Debt

As of January 30, 2015, we had $727,000 aggregate principal amount of outstanding convertible notes, which at the current time are convertible into 2,459,838 shares of our common stock, with conversion prices and maturity dates as listed below:

Current Principal Amount Outstanding	Interest Rate	Conversion Price	Underlying Shares	Maturity Date
$375,000	12%	$0.30	1,250,000	April 29, 2015
$50,000	15%	$0.245	204,082	September 9, 2015
$50,000	15%	$0. 245	204,082	October 3, 2015
$46,500	8%	$0. 245	189,796	October 22, 2015
$46,500	8%	$0. 245	189,796	December 18, 2015
$50,000	15%	$0.245	204,082	December 22, 2015
$109,000	12%	$0.50	218,000	January 8, 2016

We plan on using a portion of the proceeds generated from this offering to repay all of our outstanding convertible debt.

The exercise price of the convertible notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications and mergers or other corporate change.

Dividends

We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Anti-Takeover Effects of Provisions of Nevada Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of January 30, 2015, we have 1,660 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Registration Rights

In connection with the sale of the April Note, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) on April 29, 2014 with the Purchaser, pursuant to which we agreed to register all of the shares of our common stock underlying the April Note (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) which may be filed with the Securities and Exchange Commission (the “SEC”) at any time, thirty (30) calendar days following the closing date of the offering and to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act within ninety (90) days following the closing date of the offering.

Listing

Our common stock is listed on the OTCBB under the symbol “NACG”.

Transfer Agent and Registrar

Standard Registrar & Transfer Co. Inc. at 12528 South 1840 East, Draper, UT 84020. Its telephone number is (801) 571-8844.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 30, 2015, we had 25,245,001 shares of common stock outstanding, not including shares issuable upon exercise of our warrants. All shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares of common stock, as of January 30, 2015 approximately 22,650,698 shares of common stock are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options and warrants which are currently exercisable or which become exercisable within 60 days of January 30, 2015). The approximately 2,594,303 remaining shares of common stock constitute our public float.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•       1% of the number of shares of common stock then outstanding, which will equal approximately shares of common stock immediately after this offering; or

•       The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers and directors, who in the aggregate own 22,650,698 shares of our common stock, or 64.3%, of our total outstanding common stock following this offering, have agreed with Alexander Capital, L.P., subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of Alexander Capital, L.P., for a period of three (3) months from the date of effectiveness of the offering.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•       an individual citizen or resident of the United States;

•       a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of              , 2015, with Alexander Capital, L.P. (“Alexander Capital”), which we refer to as the placement agency agreement. Subject to the terms and conditions contained in the placement agency agreement, Alexander Capital has agreed to act as our placement agent in connection with this offering. Alexander Capital is not purchasing or selling any securities offered by this prospectus, nor is Alexander Capital required to arrange the purchase or sale of any specific number or dollar amount of the securities, but Alexander Capital has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering and has proposed to arrange for the sale to one or more purchasers of the securities offered pursuant to this prospectus. There is no requirement that any minimum number of shares of common stock or dollar amount of shares of common stock to be sold in this offering and there can be no assurance that we will sell all or any of the shares of common stock being offered. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of securities being offered pursuant to this prospectus. The securities may be priced at a discount to the market price but such determination of the offering price will be negotiated between the Company, Alexander Capital and the investors.

The placement agency agreement provides that the obligations of Alexander Capital and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel. We currently anticipate that the closing of this offering will take place on or about              , 2015. On the closing date, the following will occur:

•       we will receive funds in the amount of the aggregate purchase price;

•       Alexander Capital will receive the placement agent fees in accordance with the terms of the placement agency agreement; and

•       we will deliver the shares of common stock to the investors.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

Unless the investors have requested physical delivery, we will deposit the shares of common stock with The Depository Trust Company upon receiving notice from Alexander Capital. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors.

We have agreed to pay Alexander Capital an aggregate fee equal to 7% of the gross proceeds received by us from investors in connection with the sale of units in this offering. We have also agreed to issue the placement agent common stock purchase warrants equal to 5% of the aggregate number of shares of common stock sold in the offering. Alexander Capital will also be entitled to a non-accountable expense allowance equal to 1% of the gross proceeds received by us from investors in connection with the sale of shares in this offering. Subject to compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110(f)(2)(D), we will reimburse Alexander Capital for actual legal and other expenses incurred by it in connection with this offering in an amount up to $50,000 if this offering does not close.

The estimated offering expenses payable by us, are approximately $185,000, which includes legal, accounting and filing fees various other fees and expenses associated with registering the securities and listing the common stock and the non-accountable expense allowance payable to Alexander. After deducting certain fees due to Alexander and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $3,070,000 if the maximum number of securities are sold.

The following table shows the per fixed combination and total placement agency commissions we will pay to Alexander in connection with the sale of the securities offered pursuant to this prospectus supplement assuming the purchase of all of the securities offered hereby:

Placement agency commission per fixed combination(1)	$
Total	$

(1)      Does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $35,000 per fixed combination.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify Alexander and certain other persons against certain liabilities relating to or arising out of Alexander’s activities under the placement agency agreement. We also have agreed to contribute to payments that Alexander may be required to make in respect of such liabilities.

Alexander has informed us that it will not engage in over allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

From time to time in the ordinary course of business, Alexander or its affiliates may in the future engage in investment banking and/or other services with us for which they may receive compensation, but we have no current agreement in place with Alexander.

Our common stock is traded on the OTCBB under the symbol “NACG”. The transfer agent for our common stock to be issued in this offering is Standard Registrar & Transfer Co. Inc.

The description of the placement agency agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the placement agency agreement.

A prospectus in electronic format may be made available on the web sites maintained by Alexander Capital and it may distribute the prospectus electronically.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Nevada law will be passed upon for us by Robinson Brog Leinwand Greene Genovese & Gluck P.C. Alexander Capital, L.P. is being represented by Szaferman Lakind Blumstein & Blader, P.C.

EXPERTS

Our audited consolidated financial statements appearing in this prospectus and registration statement have been audited by MaloneBailey LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.nacglobaltechnologies.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements For the Period Ended September 30, 2014 (Unaudited)
Consolidated Balance Sheets at September 30, 2014 and December 31, 2013	F-3
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2014 and 2013	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2014 and 2013	F-5
Notes to Consolidated Financial Statements	F-6 – F-11

Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012
Report of Independent Registered Public Accounting Firm	F-13

Financial Statements
Balance Sheets	F-14
Statements of Operations	F-15
Statements of Changes in Stockholders’ Deficit	F-16
Statements of Cash Flows	F-17
Notes to Financial Statements	F-18 – F-24

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2014

Index to Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013 (Unaudited)	F-3
Consolidated Statements of Operations for the Three and Nine months ended September 30, 2014 and 2013 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine months ended September 30, 2014 and 2013 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6 – F-11

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30 2014	December 31 2013

ASSETS

Current assets:
Cash	$11,249	$10,269
Accounts receivable	90,230	93,854
Inventories	62,355	51,033
Deferred offering costs	106,496	47,449
Total current assets	270,330	202,605

Property and equipment, net	1,536	—
Intangible asset, net	37,851	33,369
Deposit	63,800	50,300

Total assets	$373,517	$286,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$267,978	$239,123
Accounts payable – related party	200,987	62,573
Accrued expenses	66,087	5,756
Note payable	90,898	109,490
Convertible notes, net of debt discount of $216,240	208,760	—
Short-term debt – related parties	380,500	237,000
Deferred revenue	22,240
Derivative liability	1,205,176	—
Total current liabilities	2,442,626	653,942

Long-term debt – related party	3,318	3,318
Total liabilities	2,445,944	657,260

Stockholders’ deficit

Common stock, $0.001 par value; 150,000,000 shares authorized; 25,108,751 and 22,764,969 shares issued and outstanding	25,109	22,765
Additional paid in capital	537,652	334,110
Accumulated deficit	(2,635,188)	(727,861)

Total stockholders’ deficit	(2,072,427)	(370,986)

Total liabilities and stockholders’ deficit	$373,517	$286,274

See accompanying notes to unaudited consolidated financial statements.

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenues	$118,944	$83,848	$387,977	$564,674
Cost of goods sold	75,940	75,137	277,936	453,312
Gross profit	43,004	8,711	110,041	111,362

Operating expenses
Selling, general and administrative expenses	419,813	89,375	694,930	442,673

Net loss from operations	(376,809)	(80,664)	(584,889)	(331,311)

Acquisition expenses	—	—	(275,000)	—
Interest expense	(114,234)	(1,642)	(184,159)	(5,080)
Derivative gain (loss)	981,195	—	(863,279)	—

Net income (loss)	$490,152	$(82,306)	$(1,907,327)	$(336,391)

Net loss per share – Basic	$0.02	$(0.00)	$(0.08)	$(0.01)
Net loss per share – Diluted	$(0.01)	$(0.00)	$(0.08)	$(0.01)

Weighted average shares outstanding – Basic	24,397,746	22,764,969	24,069,216	22,764,969
Weighted average shares outstanding – Diluted	26,358,751	22,764,969	24,069,216	22,764,969

See accompanying notes to unaudited consolidated financial statements.

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,907,327)	$(336,391)
Adjustments to reconcile net loss to net cash used in operating activities
Stock compensation expense	190,375	161,719
Derivative loss	863,279	—
Amortization on of debt discount and deferred financing	149,768	—
Depreciation expense	140	—
Changes in operating assets and liabilities
Accounts receivable	3,624	9,009
Inventory	(11,322)	(15,034)
Accounts payable	303,855	57,606
Accounts payable – related party	138,414	—
Accrued expenses	60,331	(3,689)
Deferred revenue	22,240	(38,250)

Net cash used in operating activities	(186,623)	(165,030)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(1,676)	—
Cash paid for intangible assets	(4,482)	(11,400)
Deposits	(13,500)	—

Net cash used in investing activities	(19,658)	(11,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of note payable, net	(18,592)	(8,720)
Proceeds from short-term debt – related parties	160,000	150,000
Payments of short-term debt – related parties	(16,500)	(9,000)
Proceeds from sale of common stock	—	41,250
Proceeds from convertible debt	134,000	—
Payment of deferred offering costs	(51,647)	—

Net cash provided by financing activities	207,261	173,530

NET INCREASE (DECREASE) IN CASH	980	(2,900)

CASH AT BEGINNING OF PERIOD	10,269	13,476
CASH AT END OF PERIOD	$11,249	$10,576

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$12,714	$5,080
Income taxes paid	—	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Shares issued with debt	13,636	—
Shares issued as deferred financing cost	1,875	—
Debt discount resulting from derivative liability	341,897	—
Acquisition expenses paid out of convertible debt proceeds	275,000	—

See accompanying notes to unaudited consolidated financial statements.

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

NAC Global Technologies, Inc. (“NAC Global”) is an emerging growth, technology development and manufacturing company.

NAC Global has one (1) wholly owned, consolidated subsidiary NAC Drive System, Inc. (“NAC”) that is a supplier of harmonic gearing products and precision drives. Harmonic gearing technology (HGT) is a precise, high ratio, high efficiency motion control technology that is critical in industrial and national defense applications due to its long life, precision, efficiency, weight-to-power ratio, and size. NAC serves customers globally in a variety of markets, including robotics, machine tools, medical, printing, corrugated, semiconductor and the defense industry. NAC operates out of Jacksonville, Florida and Port Jervis, New York. It maintains an office in Florida and completes the majority of its engineering, sales, assembly, quality inspection, and shipments from its New York facility.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of NAC Global and NAC (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission on May 15, 2014, as amended. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2013 as reported in the Form 8-K have been omitted.

Principles of consolidation

The consolidated financial statements include the accounts of NAC Global and its wholly-owned subsidiary, NAC. All intercompany accounts and transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of risks

The Company maintains its cash primarily in one financial institution. The balance, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk to cash.

Two customers accounted for approximately 44% and 13% respectively of the Company’s revenues for the nine months ended September 30, 2014. Two customers accounted for approximately 34% and 19% of the Company’s revenues for the nine months ended September 30, 2013. In addition, these customers accounted for 41% and 35% of the Company’s accounts receivable balance at September 30, 2014 and 2013, respectively.

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Nine Months Ended September 30, 2014	Customer	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR

	1	$169,776	44%	$15,228	17%
	2	$49,608	13%	$21,528	24%
		$219,384	57%	$36,756	41%

Nine Months Ended September 30, 2013	Customer	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR

	1	$191,250	34%	0	0%
	2	$107,568	19%	$33,048	35%
		$298,818	53%	$33,048	35%

The Company sells to both domestic and international customers. For the nine months ended September 30, 2014 and 2013, revenues generated through transactions with international customers amounted to approximately 10% (5 % Mexico, 4% India, 1% other) and 36% (34% Hong Kong, 2% other), respectively, of the Company’s total revenues.

NAC currently purchases all of its drive components from one supplier. The loss of this supplier could cause delays and a possible loss of sales which would affect operating results adversely.

Fair value measurements

The carrying amounts reported in the consolidated balance sheets for accounts receivable and payables, inventory and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The following table presents the derivative financial instruments, the Company’s only financial liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of September 30, 2014.

	Amount	Level 1	Level 2	Level 3

Embedded conversion derivative liability	$1,205,176	$—	$—	$1,205,176

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of the derivative financial instruments, measured at fair value on a recurring basis using significant unobservable inputs:

Balance at December 31, 2013	$—
Fair value of embedded conversion derivative liability at issuance	341,897
Unrealized derivative loss included in other expense	863,279
Balance at September 30, 2014	$1,205,176

The fair value of the derivative liability is calculated at the time of issuance and the Company records a derivative liability for the calculated value. The derivative liability is marked to market at each reporting period and changes in the fair value of the derivative liability are recorded in other income (expense) in the consolidated statements of operations.

The following are the assumptions used for derivative instruments valued using the Black-Scholes option pricing model:

	At issuance	At September 30, 2014

Market value of stock on measurement date	$0.55	$1.20
Risk-free interest rate	0.11%	0.03%
Dividend yield	0%	0%
Volatility factor	64%	188%
Term	1 year	0.58 year

Recently adopted accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 — REVERSE MERGER

Effective April 29, 2014, NAC entered into a share exchange agreement (the “Share Exchange Agreement”) with LipidViro Tech, Inc. (“LipidViro”), pursuant to which NAC agreed to exchange the outstanding common stock of NAC held by NAC’s shareholders for 23,125,001 shares of common stock (92.5% interest) of LipidViro.

For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of LipidViro. NAC is considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

The Share Exchange Agreement also required NAC to pay LipidViro’s shareholders additional consideration of $275,000 which was recognized as acquisition expenses in the consolidated statements of operations.

On July 15, 2014, LipidViro changed its name to “NAC Global Technologies, Inc.”

NOTE 3 — GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the nine months ended September 30, 2014, the Company incurred net losses of $1,907,327 and has a working capital deficit of $2,172,296 as of September 30, 2014. If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — GOING CONCERN (cont.)

sharply or cease business altogether. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is taking certain steps to provide the necessary capital to continue its operations. These steps include, but are not limited to: (1) focus on sales to minimize the need for capital at this stage; (2) raise additional equity or debt financing; and (3) continue to focus on reductions in cost where possible.

NOTE 4 — DEBT

Note payable

As of September 30, 2014, the Company had a term loan with a third party financial institution for $124,000 with an outstanding balance of $90,898. The note is subject to annual interest of 4.5%. The note is collateralized by all of the assets of NAC and Conic Systems Inc. (“Conic”), an entity owned by the Company’s Chief Executive Officer (“CEO”), and a guarantee issued by the Company’s CEO.

Debt with related parties

As of September 30, 2014, the Company had an outstanding non-interest bearing loan from its CEO and majority shareholder, amounting to $20,500. The Company also obtained a loan from a family member of the CEO amounting to $200,000 which is subject to annual interest of three percent (3%). Both loans have no stated maturity date.

On January 20, 2014, the Company obtained a non-interest bearing loan from the CEO amounting to $115,000. The loan matured on May 30, 2014 and is currently past due.

In January and April 2014, the Company obtained non-interest bearing loans from a director each amounting to $10,000. The loans have a term of six (6) months and the outstanding balance on these loans as of September 30, 2014 amounted to $20,000.

In April 2014, the Company issued a note to a director amounting to $25,000. The note is subject to annual interest of 12.5% and a minimum interest of $1,562. The note shall be paid at the earlier of the Company’s receipt of $50,000 in debt or equity funding or 365 days. As of September 30, 2014, the note is outstanding.

During the nine months ended September 30, 2014, the Company paid $16,000 in connection with its debt owed to Conic. As of September 30, 2014, the outstanding balance on this debt amounted to $3,318, which is reflected as long-term debt.

Convertible debt

In connection with the Share Exchange Agreement, the Company issued a 12% convertible note to a third party which has a term of one (1) year and a conversion price of $0.30. Beginning on September 29, 2014 and on each of the following six (6) successive months thereafter, the Company is obligated to pay 1/6th of the face amount of the note and accrued interest. All overdue accrued and unpaid interest is subject to a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. The Company may prepay the note for the sum of the then outstanding principal amount of the note and guaranteed interest multiplied by 125%. The note includes a reset provision in the conversion price in the event the Company subsequently sells shares at a price lower than $0.30. As a result, the Company determined that the conversion feature of the note qualified for derivative accounting. The fair value of the embedded conversion feature as determined using the Black-Scholes option pricing model amounted to $341,987 which was recognized as a debt discount and amortized over the term of the note. The Company also paid fees to the lender amounting to $10,000 which was also recognized as a debt discount and amortized over the term of the note. The interest payable due in September 2014 is currently past due. Amortization of debt discount for the nine months ended September 30, 2014 amounted to $148,471 for such note.

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — EQUITY (cont.)

The Company engaged an investment banking firm during the three months ended September 30, 2014 to assist the Company in raising bridge financing until it can complete its registered public offering. In connection with this bridge financing strategy, on September 9, 2014 the Company issued a 12% note in the amount of $50,000 to a third party, which has a one (1) year term and, assuming the investor elects, is convertible to common stock beginning four (4) months from the issuance date of the note or upon an event of default. If conversion is elected, the conversion price is equivalent to 70% of the lowest daily VWAP (volume weighted average price) during the 10-day trading period immediately prior to conversion. The investor elected not to accept the conversion feature. The note contains an embedded derivative but is not recognized until the note becomes convertible. Based on the above terms, the Company determined that the conversion feature of the note does not qualify for derivative accounting as of September 30, 2014. The Company is obligated to pay the principal amount and accrued interest in cash at the earlier of the time of its planned public offering or the maturity date of the note. In connection with the note, the Company issued 12,500 shares of common stock to the note holder with a relative fair value of $13,636 which was recognized as a discount to the note. The Company also issued 1,250 shares of common stock with a fair value of $1,875 and paid $6,000 fees both of which were recognized as deferred financing fees. The debt discount and deferred financing fees were amortized over the term of the note. Amortization expense during the nine months ended September 30, 2014 amounted to $1,297 for such note.

NOTE 5 — EQUITY

On March 14, 2013, the Board of Directors approved the award of 23,000 shares of common stock to a director which will vest upon completion of any equity raise by the Company in the future. Management determined that the performance condition is probable as of December 31, 2013 and the shares were subsequently issued in April 2014. The shares were valued at $287,500 based on the Company’s stock price, and $215,625 was recognized for the year ended December 31, 2013. The remaining stock compensation expense of $71,875 was recognized during the nine months ended September 30, 2014.

During the nine months ended September 30, 2014, the Company issued fully vested 95,000 shares of common stock with a fair value of $118,500, to consultants for investor relations and consulting services.

In September 2014, in connection with a bridge financing, the Company issued 12,500 shares of common stock with the 12% note and 1,250 shares of common stock as financing fees (see Note 4).

NOTE 6 — RELATED PARTY TRANSACTIONS

The Company recognized revenues for products sold to Conic amounting to $11,746 and $18,883 for the nine months ended September 30, 2014 and 2013, respectively. As of September 30, 2014 and 2013, outstanding accounts receivable from Conic for such sales were $4,346 and $12,113, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of NAC. Payroll and employee benefits billed to NAC were for personnel who spend a percentage of their time on NAC’s operations. The administrative and warehouse facilities used by NAC are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to NAC by Conic. For the nine months ended September 30, 2014, Conic billed the Company a monthly fee of $7,528 or $67,752. The outstanding amount payable to Conic related to the above expenses amounted to $83,119 as of September 30, 2014.

On August 24, 2011, the Company entered into a Shareholder Option Sale Agreement (the “Purchase Agreement”) with Mr. Genovese, the Company’s CEO, to acquire all of his shares in Conic at an agreed consideration of $1,200,000, which increases at a rate of 4.875% per year.

In connection with the Purchase Agreement, the Company has paid to Mr. Genovese $63,800 and $50,300 as of September 30, 2014 and December 31, 2013, respectively, which is reported as a deposit in the consolidated balance sheets. Such deposit, which is currently being held by Mr. Genovese, will be applied towards the purchase price for the Conic shares if the acquisition closes or refunded to the Company in the event that the acquisition does not

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

close on or before the last business day of the fourth quarter of fiscal year 2015.  The Company  made an additional payment of $13,500 to Mr. Genovese during the six months ended June 30, 2014 because it anticipated having additional funding available in July 2014 to make payments under the ten-year payout agreed to by the  Company and Mr. Genovese  (this ten-year payout was subsequently voided in a side letter agreement as noted below).  However, the additional funding was not available in July 2014 as expected.  The Company does not intend to, nor is the Company required to, make any additional payments to Mr. Genovese under the Purchase Agreement.   As of September 30, 2014, the Company has not acquired any shares from Mr. Genovese and has no current plans or means to consummate the acquisition of Conic.

On August 25, 2014, the Company and Mr. Genovese entered into a side letter agreement (the “Side Letter”) to the Purchase Agreement to confirm certain prior oral agreements and memorialize certain understandings, which was deemed effective as of May 15, 2014. Pursuant to the Side Letter, the parties agreed that: (1) the Company is not required to make installment payments to Mr. Genovese;  (2) the Company shall not be obligated to purchase the Conic shares from Mr. Genovese until  (a) it has received financing in the collective minimum amount of $1,500,000 or it has accumulated through organic operations an equivalent amount readily available in cash and (b) it is more probable than not that the Company will not operate at a loss during the fiscal quarter following the purchase of the Conic shares; (3) when the Company is able to purchase the Conic shares, it will purchase all of such Conic shares at the same time and not in increments; (4)  the ten-year payout which was previously agreed to as an oral modification to the Purchase Agreement is now void; (5) the Company’s previous payments to Mr. Genovese with respect to the Conic shares shall be treated as a deposit towards the purchase price of the Conic shares, and in the event that the Company has not purchased the Conic shares by the fourth quarter of fiscal year 2015, Mr. Genovese shall return the deposit to the Company; and (6) the Company shall have the right to terminate the Purchase Agreement on or before the last business day of the fourth quarter of fiscal year 2015.  In such event, Mr. Genovese shall return the deposit to the Company and neither party shall have any remaining obligations to the other party.

NOTE 7 — SUBSEQUENT EVENTS

On October 3, 2014, in connection with its bridge financing strategy, the Company issued a 12% note in the amount of $50,000 to an accredited investor which has the same terms as the 12% note issued on September 9, 2014 (see Note 4). On December 23, 2014, the Company issued a 15% convertible promissory note in the amount of $50,000 to an accredited investor and amended the terms of the previously issued 12% notes that were issued on September 9, 2014 and October 3, 2014 to increase the interest rate from 12% to 15% and the number of shares issued with these notes from 12,500 shares to 50,000 shares.

On October 20, 2014, and December 16, 2014, the Company issued two 8% Original Issue Discount Convertible Notes to accredited investors in the total amount of $93,000 with a term of one (1) year and convertible to common shares 180 days from the date of the notes using a conversion price equivalent to 70% of the lowest daily VWAP (volume weighted average price) during the 10-day trading period immediately prior to conversion.

On January 8, 2015, the Company issued a 3% Original Issue Discount Convertible Note to an accredited investor in the amount of $109,000 with a term of one (1) year and a conversion price equal to the lower of $0.50 or 80% of the share price that will be used by the Company in its next share issuance. In connection with the issuance of the note, the Company also issued 21,800 warrants with an exercise price of $0.63 per share and a term of 2 years.

Index to Financial Statements
NAC DRIVE SYSTEMS, INC.
(FORMERLY NAC HARMONIC DRIVE, INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NAC Drive Systems, Inc.
(Formerly NAC Harmonic Drive, Inc.) Port Jervis, NY

We have audited the accompanying balance sheets of NAC Drive Systems, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NAC Harmonic Drive, Inc. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit.  These raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
May 5, 2014, except for Notes 1 and 9, which is July 21, 2014

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
BALANCE SHEETS

	December 31 2013	December 31 2012

ASSETS

Current assets:
Cash	$10,269	$13,476
Accounts receivable	93,854	92,865
Inventories	51,033	33,202
Deferred offering costs	47,449	46,162
Total current assets	202,605	185,705

Intangible asset	33,369	15,325
Deposit	50,300	50,300

Total assets	$286,274	$251,330

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$239,123	$134,433
Accounts payable – related party	62,573	78,834
Accrued expenses	5,756	4,393
Deferred revenue	—	38,250
Short-term debt – related parties	237,000	80,000
Line of credit	109,490	124,000
Total current liabilities	653,942	459,910

Long-term debt – related party	3,318	3,318
Total liabilities	657,260	463,228

Stockholders’ deficit
Common stock, $0.01 par value; 10,000,000 shares authorized; 1,454,300 and 1,451,000 shares issued and outstanding, respectively	14,543	14,510
Additional paid in capital	342,332	85,490
Accumulated deficit	(727,861)	(311,898)

Total stockholders’ deficit	(370,986)	(211,898)

Total liabilities and stockholders’ deficit	$286,274	$251,330

See accompanying notes to financial statements

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012

Revenues	$691,286	$627,062
Cost of goods sold	539,555	437,625
Gross profit	151,731	189,437

Operating expenses
Selling, general and administrative expenses	559,412	302,920
Research and development expenses	—	14,183
Total operating expenses	559,412	317,103

Net loss from operations	(407,681)	(127,666)
Interest expense	(8,282)	(5,820)
Net loss	$(415,963)	$(133,486)
Net loss per share – Basic and diluted	$(0.29)	$(0.09)
Weighted average shares outstanding – Basic and diluted	1,451,741	1,453,605

See accompanying notes to financial statements

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Paid In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balances, December 31, 2011	1,447,000	14,470	35,530	(178,412)	(128,412)
Shares issued for cash	4,000	40	49,960	—	50,000
Net loss for the year	—	—	—	(133,486)	(133,486)
Balances, December 31, 2012	1,451,000	14,510	85,490	(311,898)	(211,898)
Shares issued for cash	3,300	33	41,217	—	41,250
Stock compensation expense	—	—	215,625	—	215,625
Net loss for the year	—	—	—	(415,963)	(415,963)
Balances, December 31, 2013	1,454,300	$14,543	$342,332	$(727,861)	$(370,986)

See accompanying notes to financial statements

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(415,963)	$(133,486)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	—	4,820
Bad debts expense	1,444	—
Stock compensation expense	215,625	—
Changes in operating assets and liabilities
Accounts receivable	(2,433)	19,645
Inventory	(17,831)	30,036
Accounts payable	104,690	49,691
Accounts payable – related party	(16,261)	(75,951)
Accrued expenses	1,363	2,041
Deferred revenue	(38,250)	14,737

Net cash used in operating activities	(167,616)	(88,467)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in intangible asset	(18,044)	(5,450)
Deposits	—	(37,100)

Net cash used in investing activities	(18,044)	(42,550)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments of) the line of credit, net	(14,510)	—
Proceeds from short-term debt – related parties	166,000	80,000
Payments of short-term debt – related parties	(9,000)	—
Proceeds from sale of common stock	41,250	50,000
Payment of deferred offering costs	(1,287)	(46,162)

Net cash provided by financing activities	182,453	83,838

NET DECREASE IN CASH	(3,207)	(47,179)

CASH AT BEGINNING OF YEAR	13,476	60,655
CASH AT END OF YEAR	$10,269	$13,476

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$6,580	$5,694
Income taxes paid	—	—

See accompanying notes to financial statements

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

NAC Harmonic Drive, Inc. (“NAC”, the “Company”) is a supplier of harmonic gearing products and precision drives used in high accuracy speed and motion control systems.  The Company operates out of Jacksonville, Florida and Port Jervis, New York.  The Company offers product lines related to standard drives and customizes designs to meet specific application requirements.  The Company serves customers globally in a variety of markets including robotics, machine tools, medical, printing, semiconductor and the defense industry.  The Company maintains an office in Florida, completes the majority of its engineering, sales, assembly, quality inspection, and shipments from its’ New York facility and subcontracts the majority of component manufacturing to its ISO 9001 supplier in China.

On May 6, 2014 the Company changed its name from NAC Harmonic Drive, Inc. to NAC Drive Systems, Inc.

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.

Revenue recognition

All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured. Revenue from product sales is recognized when products are shipped to customers.    The Company’s revenues include sales to customers domiciled outside of the United States. Generally, these sales are denominated in U.S. dollars.

Deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods when the applicable revenue recognition criteria have been met.

All amounts billed to customers for shipping and handling costs are included in revenues in the statements of operations.

Accounts receivable

Accounts receivable arise from the sale of products on trade credit terms and are stated net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers which may result in the requirement of a deposit before fulfillment of the terms of the sales orders.  Accounts are generally considered past due after 30 days.  Past due receivables do not accrue interest. An allowance for doubtful accounts is provided for those accounts receivables considered to be uncollectable based on historical experience and management’s evaluation of outstanding receivable amounts at the end of the period.   The Company has determined that no allowance for doubtful accounts is required as of December 31, 2013 and 2012.

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventory

Inventory consists primarily of purchased finished goods and packaging materials.  Inventory costs are determined using the average method and are carried at the lower of cost or net realizable value.  Inventory is reviewed periodically for slow-moving and obsolete items.

Deferred offering costs

Deferred offering costs at December 31, 2013 and 2012 include costs incurred from third parties for legal and professional fees and in connection with the Company’s planned equity offering anticipated to be completed in 2014. Such costs have been reviewed and include work for services that remain in use and necessary to the Company’s current efforts.  Such will be offset against future proceeds from the sale of shares of common stock arising from such equity offering.

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets of 2 years. Maintenance and repairs are charged to expense as incurred. Depreciation expense was $0 and $4,820 for the years ended December 31, 2013 and 2012, respectively.

Intangible asset

Intangible asset represent legal costs and fees incurred by the Company in connection with its application process for several patents in which final acceptance is pending.  Such costs are capitalized until approval of the patents are secured and will be amortized over the patents’ estimated useful lives.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. When such events or changes in circumstances occur, the Company recognizes an impairment loss if the undiscounted future cash flows expected to be generated by the asset is less than the carrying value of the related asset. In those circumstances an impairment loss is recorded to adjust the asset to its fair value. Management has determined that no impairment exists as of December 31, 2013 and 2012.

Advertising costs

Advertising costs are expensed as incurred. Advertising expense was $0 and $1,242 for the years ended December 31, 2013 and 2012, respectively.

Warranty costs

Provisions for estimated warranty and other related costs are recorded in cost of sales at the time of sale and are periodically adjusted to reflect actual experience. The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring Company obligations under the warranty plan. The Company’s estimates are based on historical experience. At December 31, 2013 and 2012 there was no warranty liability accrued.

Research and development costs

Research and development costs are charged to expense as incurred.

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with FASB ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company follows the provisions of uncertain tax positions as addressed in FASB Accounting Standards Codification (FASB ASC) 740-10-65.  These standards require management to perform evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities.  This evaluation is required to be performed to all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

The Company is required to file federal and state income tax returns.  With limited exceptions, NAC is no longer subject to U.S. federal income tax and state income tax examinations for years before 2008.

Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard.  Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements.

From time to time, NAC may be subject to interest and penalties assessed by various taxing authorities. These amounts have historically been insignificant and are classified as income taxes when they occur.

Concentration of risks

The Company maintains its cash primarily in one financial institution.  The balance, at times may exceed federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk to cash.

Approximately 49% and 16.5% of the Company’s revenues for the years ended December 31, 2013 and 2012, respectively, were generated through transactions with its top customers. In addition, these top 4 customers accounted for 16.9% and 21.3% of the Company’s accounts receivable balance at December 31, 2013 and 2012, respectively.

2013 YTD	Position	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR
	1	$147,420	21.3%	$15,876	16.9%
	2	191,223	27.7%	—	0.0%
		$338,643	49.0%	$15,876	16.9%

2012 YTD	Position	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR
	1	$103,356	$16.5%	$19,764	$21.3%

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company sells to both domestic and international customers. For the years ended December 31, 2013 and 2012, revenues generated through transactions with international customers amounted to approximately 30% (27.7 % Hong Kong, 2.3% other) and 12% respectively, of the Company’s total revenues.

NAC currently purchases all of its drive components from one supplier. The loss of this supplier could cause delays and a possible loss of sales which would affect operating results adversely.

Fair value measurements

The carrying amounts reported in the balance sheets for accounts receivable and payables, inventory and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Recently adopted accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 — GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2013 and 2012, the Company incurred net losses of $415,963 and $133,468, respectively.  Likewise, the Company has a working capital deficit of $451,337 as of December 31, 2013.  If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is taking certain steps to provide the necessary capital to continue its operations. These steps included, but are not limited to: 1) focus on sales to minimize the need for capital at this stage; 2) raising equity financing; and 3) continuous focus on reductions in cost where possible.

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 3 — INVENTORIES

Inventories at December 31, 2013 and 2012 consist of the following:

	December 31, 2013	December 31, 2012
Finished goods	$47,188	$27,968
Packaging materials	3,845	5,234
	$51,033	$33,202

NOTE 4 — DEBT

Line of credit

As of December 31, 2013, the Company had a term loan with a third party financial institution for $124,000 with an outstanding balance of $109,490.  The note is subject to annual interest of 4.5%. The note is collateralized by all of the assets of NAC and Conic Systems Inc. (“Conic”), an entity owned by the Company’s CEO, and a guarantee issued by the Company’s CEO.

Debt with related parties

As of December 31, 2013, the Company has an outstanding non-interest bearing loan from its CEO and majority shareholder, amounting to $21,000.  The Company also obtained a loan from a family member of the CEO amounting to $200,000 which is subject to annual interest of 3%.  Both loans have no stated maturity dates.

On January 20, 2014, the Company obtained a non-interest bearing loan from the CEO amounting to $115,000.  The loan has a May 30, 2014 maturity date.

In January 2014, the Company obtained a non-interest bearing loan from a Director amounting to $10,000.  The loan has a 6 month stated maturity date.

In 2010, the Company obtained a loan from Conic amounting to approximately $56,000.  This loan is subject to annual interest of 4.85% and matures on December 31, 2015.  As of December 31, 2013, this loan has an outstanding balance of $3,318.

In December, 2013, the Company obtained a non-interest bearing loan from Conic amounting to $16,000.  As of December 31, 2013 this loan has an outstanding balance of $16,000.  The loan was repaid in full in January 2014.

NOTE 5 — EQUITY

In 2013, the Company issued 3,300 common shares for cash for total proceeds of $41,250.

In 2012, the Company issued 4,000 common shares for cash for total proceeds of $50,000.

On March 14, 2013, the Board of Directors approved the award of 23,000 common shares to a director which will vest upon completion of the Company’s planned equity raise.  Management determined that the performance condition to be probable as of December 31, 2013 and the shares were subsequently issued in April 2014.    The shares were valued at $287,500 based on the Company’s stock price and stock compensation expense of $215,625 was recognized for the year ended December 31, 2013.

NOTE 6 — RELATED PARTY TRANSACTIONS

The Company recognized revenues for products sold to Conic amounting to $23,496 and $41,281 for the years ended December 31, 2013 and 2012, respectively.   As of December 31, 2012 and 2012, outstanding accounts receivable from Conic for such sales were $2,130 and $0, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of NAC. Payroll and employee

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

benefits billed to NAC were for personnel who spend a percentage of their time to NAC’s operations.  The administrative and warehouse facilities used by NAC are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to NAC by Conic.   Effective January 2012, the Company and Conic agreed to a fixed monthly fee of $25,000 to cover the above costs. The related party expense billing with Conic totaled $300,000 in 2012 and $225,000 in 2013.  The outstanding payable to Conic related to the above expenses amounted to $62,573 and $78,834 as of December 31, 2013 and 2012, respectively. The monthly fixed $25,000 fee arrangement with Conic was terminated effective September 30, 2013.

On August 24, 2011, the Company entered into an agreement with the CEO to acquire all of his shares in Conic at an agreed consideration of $1,200,000.  The purchase price increases at a rate of 4.875% per year, and both parties have agreed to a ten year payout.   In connection with such agreement, the Company has paid to the CEO $50,300 as of December 31, 2013 and 2012, which is reported as a deposit in the balance sheets.  Such deposit will be refunded to the Company in the event that the acquisition does not close.

NOTE 7 — INCOME TAXES

Income taxes for the years ended December 31, 2012 and 2011 are summarized as follows:

	2013	2012
Current:
Federal	—	—
State	—	—
Deferred benefit	$(80,135)	$(22,560)
Change in valuation allowance	80,135	22,560
Income tax expense	$—	$—

Components of the deferred tax assets are presented in the table below.  A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured.

	2013	2012

Net operating loss carry forwards	$173,374	$93,239
Stock-based compensation	86,250	—
Valuation allowance	(259,624)	(93,239)
Net deferred tax assets	$—	$—

As of December 31, 2013, NAC has cumulative net operating loss carryforwards (“NOLs”) amounting to $433,435 which will begin to expire on 2021.   The availability of the Company’s NOLs is subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock.

NOTE 8 — CONTINGENCIES

The Company is currently negotiating with its’ major competitor for a settlement agreement involving a trademark opposition proceeding which involves the use of the name “Harmonic Drive.” This trademark opposition proceeding was initiated by the Company.  Management contends that the name “Harmonic Drive” is generic in nature and not subject to trademark protection.  However, a name change for the Company is being contemplated as a result of these proceedings.  In addition, the Company has been notified by other oppositional parties of alleged trademark infringement for the use of the name “Harmonic Drive” used in other markets around the globe.  Since all oppositional parties are related companies, both the trademark opposition proceeding and the alleged trademark infringement issues are expected to be a jointly negotiated settlement terms of which will not include a payment or receipt of any monies by NAC.

In March 2014, the Company concluded negotiations with its major competitor involving trademarks. A global settlement agreement was jointly executed that includes no receipt or payment of any monies by NAC. A name

NAC DRIVE SYSTEMS, INC.
(Formerly NAC Harmonic Drive, Inc.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 8 — CONTINGENCIES (cont.)

change for the company is anticipated in 2014 to NAC Drive Systems. The Company is dropping its opposition to the trade mark in the USA and its competitor is releasing any and all claims globally of alleged trademark infringement.

NOTE 9 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 5, 2014, the date that the financial statements were approved and available to be issued, and has identified the following reportable events:

In April 2014, the Company issued a note to a Director amounting to $25,000.  The note is subject to annual interest of 12.5% and a minimum interest of $1,562.  The note shall be paid at the earlier of the Company’s receipt of $50,000 in debt or equity funding or 365 days.

On April 29, 2014 the Company entered into a share exchange agreement with LipidViro Tech, Inc. (“LipidViro”), the principal shareholders of the Company and the shareholders of LipidViro.  Pursuant to the terms of the Exchange Agreement, the principal shareholders of the Company transferred to LipidViro all of the shares by such shareholders in exchange for the issuance of 23,125,001 shares of LipidViro’s common stock. The transaction is accounted for as a reverse acquisition and the Company is considered the accounting acquirer for financial reporting purposes.

In connection with the share exchange agreement, LipidViro issued a 12% convertible note to a third party which has a term of 1 year and a conversion price of $0.30.  Beginning on September 29, 2014 and on each of the following 6 successive months thereafter, LipidViro is obligated to pay 1/6th of the face amount of the note and accrued interest. All overdue accrued and unpaid interest is subject to a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. Company may prepay the note for the sum of the then outstanding principal amount of the convertible note and guaranteed interest multiplied by 125%. The Company must reserve and keep available out of its authorized and unissued shares of common stock a number of shares of common stock at least equal to 150% of the Required Minimum for the sole purpose of issuance upon conversion of the note and payment of interest on the note. Event of Default that results in the eventual acceleration of this Note, the interest rate on the note shall accrue at an additional interest rate equal to the lesser of 2% per month (24% per annum) or the maximum rate permitted under applicable law.

The Company also entered into a Registration Rights Agreement in connection with the convertible note.  If the Company fails to register the common shares underlying the convertible note in the time frame specified by the agreement, the Company shall pay to each Holder an amount in cash equal to the product of 2.0% multiplied by the aggregate subscription amount.  If the Company fails to pay any partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law).

The note includes a reset provision in the conversion price in the event the Company subsequently sells shares at a price lower than $0.30. As a result, the Company determined that the conversion feature of the note qualified for derivative accounting. The fair value of the embedded conversion feature as determined using the Black-Scholes option pricing model amounted to $341,987 which was recognized as a debt discount and amortized over the term of the note.

10,000,000 Shares
Common Stock

Preliminary Prospectus

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Alexander Capital, L.P.

The date of this prospectus is              , 2015

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$431.10
FINRA Fees	2,800
Printing and Mailing Expenses	1,000
Transfer Agent Fees	2,300
Accounting fees and expenses	2,500
Legal fees and expense	125,000
Blue Sky fees and expenses	15,000
Miscellaneous	0
Total	$149,031.10

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15. Recent Sales of Unregistered Securities.

Share Exchange Agreement

On April 29, 2014, in conjunction with the Share Exchange, we issued 23,125,001 shares of our common stock to the NAC Shareholders. Following the Share Exchange, NAC became our wholly-owned subsidiary.

The shares of common stock issued to the NAC Shareholders in connection with the Share Exchange were offered and sold to the NAC Shareholders in a private transaction in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.  Our reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Private Placements

On April 29, 2014, we completed a private offering of $375,000 aggregate principal amount of 12% Convertible Promissory Notes by an institutional investor.

On September 9, 2014, October 3, 2014 and December 23, 2014, we completed private offerings of $150,000 aggregate principal amount of 15% Convertible Promissory Notes, as amended, and 150,000 shares of the Company’s common stock with accredited investors.

On October 20, 2014, and December 16, 2014, we completed private offerings of $93,000 aggregate principal amount of 8% Original Issue Discount Convertible Promissory Notes with accredited investors.

On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes and warrants to purchase shares of the Company’s common stock with accredited investors.

The notes and warrants issued to the purchasers in these private placements was offered and sold to the purchasers in private transactions in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.  Our reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the placement agent and investors at the closing certificates in such denominations and registered in such names as required by the placement agent and investors to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Jacksonville, State of Florida, on February 2, 2015.

NAC GLOBAL TECHNOLOGIES, INC.
By:	/s/ Vincent Genovese
Vincent Genovese Chief Executive Officer and President (Principal Executive Officer, Principal Financial and Accounting Officer)

We, the undersigned officers and directors of NAC Global Technologies, Inc., hereby constitute and appoint Vincent Genovese, as true and lawful attorneys with full power to him, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable LipidViro Tech, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vincent Genovese	Chief Executive Officer, President and Director	February 2, 2015
Vincent Genovese	(Principal Executive Officer, Principal Financial and Accounting Officer)
/s/ Jose L. Pujol, Jr.	Secretary, Treasurer and Director	February 2, 2015
Jose L. Pujol, Jr.
/s/ Rita M. O’Connor	Director	February 2, 2015
Rita M. O’Connor
/s/ Brian St. Denis	Director	February 2, 2015
Brian St. Denis
/s/ Edward Haversang	Director	February 2, 2015
Edward Haversang

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement by and between NAC Global Technologies, Inc. (formerly known as LipidViro Tech, Inc.), NAC Harmonic Drive, Inc., the principal shareholders of LipidViro Tech, Inc. and the shareholders of NAC Harmonic Drive, Inc., dated April 29, 2014(1)

3.1(i)(a)	Articles of Incorporation(1)
3.1(i)(b)	Articles of Merger filed with the States of Nevada and California, October 4, 2001(1)
3.1(i)(c)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada September 9, 2003(6)
3.1(i)(d)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada February 5, 2004(6)
3.1(i)(e)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada August 18, 2008(6)
3.1(i)(f)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada July 15, 2014(2)
3.1(ii)	By-Laws(1)
4.1	12% Convertible Promissory Note, dated April 29, 2014(4)
4.2	Form of 15% Convertible Promissory Note(8)
4.3	Form of 8% Convertible Promissory Note(6)
4.4	Form of 3% Convertible Promissory Note(7)
4.5	Form of Warrant dated January 8, 2015(7)
4.6	Form of Placement Agent’s Warrant(8)
5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.(8)
10.1	Securities Purchase Agreement, dated April 29, 2014(4)
10.2	Registration Rights Agreement, dated April 29, 2014(4)
10.3	Form of Securities Purchase Agreement, 15% Convertible Note Offerings(8)
10.4	Form of Securities Purchase Agreement, 8% Convertible Note Offerings(6)
10.5	Securities Purchase Agreement, dated January 8, 2015(7)
10.6	Form of Placement Agent Agreement(8)
10.7	Form of Subscription Agreement(8)
10.8	Exclusive Manufacturing and Sales Representative and Distributor Agreement, by and between Beijing CTKM Harmonic Drive Co. LTD and NAC Harmonic Drive, Inc.(5)
10.9	New York Lease Agreement(4)
10.10	Florida Lease Agreement(4)
10.11	Agreement by and between NAC Global Technologies, Inc. and Conic Systems, Inc., dated August 25, 2014(3)
10.12†	Employment Agreement — Vincent Genovese(3)
10.13†	Agreement with Chief Executive Officer of Conic Systems Inc.(5)
21.1	List of Subsidiaries(6)
23.1	Consent of MaloneBailey LLP
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of the Registration Statement)
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*         To be filed

†        Management Contract or compensatory plan or arrangement

(1)      Filed as an Exhibit on 10-SB12G Registration Statement filed with the SEC on March 1, 2002.

(2)      Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on July 16, 2014

(3)      Filed as an Exhibit on Amendment No. 3 to Current Report to Form 8-K filed with the SEC on August 26, 2014.

(4)      Filed as an Exhibit on Amendment No. 2 to Current Report to Form 8-K filed with the SEC on July 21, 2014

(5)      Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on May 5, 2014.

(6)      Filed as an Exhibit on Form S-1 filed with the SEC on December 15, 2014.

(7)      Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on January 12, 2015.

(8)      Filed as an Exhibit on Form S-1/A filed with the SEC on January 20, 2015.